2010

  ANNUAL INFORMATION FORM

                                             (Fiscal Year Ending March 31, 2010)

CORPORATE OFFICE

8585 Chemin Côte-de-Liesse

Saint-Laurent, Québec

 June 15, 2010                                                                                                                                                                                                  Canada H4T 1G6

TABLE OF CONTENTS

1.       CORPORATE STRUCTURE OF CAE

1.1         Name, Address and Incorporation

1.2         Inter-corporate Relationships

2.       OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1         Overview

2.2         Geographic and Segment Revenues and Locations

2.3         Fiscal 2010 Reorganization

2.4         CAE’s vision

2.5         Our strategy and value proposition

2.6         Our capability to execute strategy and deliver results

2.7         Industry Overview and Trends

2.8         Research and Development

2.9         Production and Services

2.10       Specialized Skills and Knowledge

2.11       Competition

2.12       Components

2.13       Intangible Properties

2.14       Cycles

2.15       Environmental Protection

2.16       Employees

2.17       Foreign Operations

3.       DESCRIPTION OF THE BUSINESS SEGMENTS

3.1         Simulation Products/Civil (“SP/C”)

3.2         Training & Services/Civil (“TS/C”)

3.3         SP/C and TS/C Trends and Developments

3.4         Simulation Products/Military (“SP/M”)

3.5         Training & Services/Military (“TS/M”)

3.6         SP/M and TS/M Trends and Developments

3.7         Military Contracts

3.8         Healthcare Market

4.       RISK FACTORS

4.1         Risks relating to the industry

4.2         Risks relating to the Company

4.3         Risks relating to the market

5.       DIVIDENDS

6.       DESCRIPTION OF CAPITAL STRUCTURE

7.       MARKET FOR SECURITIES

7.1         Trading Price and Volume

8.       DIRECTORS AND OFFICERS

8.1         Name and Occupation

8.2         Cease Trade Orders, Bankruptcies, Penalties or Sanctions

9.       TRANSFER AGENTS AND REGISTRARS

10.         AUDIT COMMITTEE

10.1       Mandate

10.2       Membership

11.         Approval of Services

12.         ADDITIONAL INFORMATION

13.         GLOSSARY

INFORMATION INCORPORATED BY REFERENCE

CAE’s Management’s Discussion and Analysis and our Consolidated Financial Statements for the year ended March 31, 2010, and the notes thereto (“Consolidated Financial Statements”) appear in the Annual Report to Shareholders for the year ended March 31, 2010 (“Annual Report”). The Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). For a discussion of the principal difference between Canadian GAAP and the accounting principles generally accepted in the United States, see note 28 to the Consolidated Financial Statements.  The information contained in the Management’s Discussion and Analysis and the Consolidated Financial Statements for the year ended March 31, 2010, and the notes thereto, is specifically incorporated by reference into this Annual Information Form (“AIF”). Any parts of the Annual Report not specifically incorporated by reference do not form part of this AIF.

Unless otherwise noted, all dollar references in this Annual Information Form are expressed in Canadian dollars.

References to fiscal 2010 (“FY2010”) refer to the period from April 1, 2009 to March 31, 2010, references to fiscal 2009 refer to the period from April 1, 2008 to March 31, 2009, and references to fiscal 2008 refer to the period from April 1, 2007 to March 31, 2008.

This AIF contains forward-looking statements with respect to CAE and our subsidiaries based on assumptions which CAE considered reasonable at the time they were prepared and may include information concerning CAE’s markets, future financial performance, business strategy, plans, goals and objectives. These forward-looking statements, by their nature, necessarily involve risks and uncertainties that could cause actual results to differ sometimes materially from those contemplated by the forward-looking statements. Statements preceded by the word “believe”, “expect”, “anticipate”, “intend”, “continue”, “estimate”, “may”, “will”, “should” and/or similar expressions are forward-looking statements. CAE cautions the reader that the assumptions regarding future events, many of which are beyond the control of CAE, may affect the extent to which a particular projection materializes and/or could ultimately prove to be incorrect; accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Factors that could cause actual results or events to differ materially from current expectations are discussed in the section “Risk Factors” herein. CAE disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law or regulation. In particular, forward-looking statements do not reflect the potential impact of any merger, acquisition or other business combinations or divestitures that may be announced or completed after such statements are made.

1.                  CORPORATE STRUCTURE OF CAE

1.1              Name, Address and Incorporation

On March 17, 1947 CAE Inc. (“Company” or “CAE”) was incorporated as Canadian Aviation Electronics Ltd. under the laws of Canada by letters patent. In 1965, the name of the Company was changed to CAE Industries Ltd. and in 1993 the Company changed its name to CAE Inc.

CAE was continued in 1977 under the Canada Business Corporations Act (“CBCA”).  In 1979, CAE’s articles were amended to change its authorized share capital to an unlimited number of common shares, and again in 1981 to authorize an unlimited number of preferred shares, issuable in series, with such rights, privileges, restrictions and conditions as the Directors of CAE may determine.

On June 9, 1995, CAE’s articles were amended to authorize the Directors to appoint additional Directors in accordance with the provisions of the CBCA. On April 1, 2001, the Company amalgamated with CAE Electronics Ltd., our wholly-owned subsidiary.

CAE’s registered office is located at 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6, telephone: (514) 341-6780, fax: (514) 340-5530.

1.2              Inter-corporate Relationships

The direct and indirect subsidiaries and other ownership interests of CAE are set out in Schedule A hereto.

2.                  OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1              Overview

Following incorporation in 1947, CAE’s primary business focused on the repair and overhaul of electronic and electro-mechanical equipment, as well as the design and installation of telecommunication and navigational systems.  By the early 1950s, CAE had started to pursue new areas of opportunity in the design, development and manufacture of flight, radar and weapons simulators for Canadian defence requirements.  A few years later, CAE began our commercial flight simulation activities.

CAE is a world leader in providing simulation and modelling technologies and integrated training services primarily to the civil aviation industry and defence forces around the globe.

We design, develop, manufacture and supply simulation tools and equipment and provide a wide range of training and other modelling and simulation-based services. This includes integrated modelling, simulation and training solutions for commercial airlines, business aircraft operators, aircraft manufacturers and military organizations. We also operate a global network of training centres serving pilots and maintenance staff.  We are launching some of these solutions for healthcare education and service providers and the mining industry.

Our main products include full-flight simulators (“FFSs”), which replicate aircraft performance in a full array of situations and environmental conditions. Sophisticated visual systems simulate hundreds of airports around the world, as well as a wide range of landing areas and flying environments. These work with motion and sound to create a realistic training environment for pilots and crews at all levels.

CAE has built an excellent reputation and long-standing customer relationships based on more than 60 years of experience, strong technical capabilities, a highly trained workforce and global reach. CAE employs more than 7,000 people at more than 100 sites and training locations in over 20 countries. About 90% of CAE’s annual revenues come from worldwide exports and international activities.

We also offer a range of commercial-off-the-shelf (“COTS”) software through Presagis, a subsidiary that provides advanced COTS solutions for simulation, modelling and embedded applications. CAE Professional Services delivers strategic guidance and technical expertise to clients using simulation-based tools to address analysis, training and operational decision-making.  CAE Flightscape offers software tools and flight safety expertise in flight data analysis and flight sciences to enable the effective study and understanding of recorded flight data to improve safety, maintenance and flight operations.  CAE Healthcare offers products and services to the healthcare community that enable greater efficiency and safety.

CAE has delivered simulation products and provided training services to nearly 50 military operators in approximately 35 countries. CAE is the world’s leading supplier of civil flight simulators in the competed market with more than 70% market share and is the second largest independent provider of civil aviation training services based on the number of simulators in operations.

2.2              Geographic and Segment Revenues and Locations

CAE’s consolidated revenue from continuing operations in fiscal 2009 and 2010 was $1.662 billion and $1.526 billion, respectively, and is broken down as follows:

Revenue by Product Line (%)			Geographic Distribution of Revenue (%)
	2010	2009		2010	2009
SP/C	19	29	US	29	34
TS/C	28	28	Germany	12	12
SP/M	36	29	Other European countries	10	11
TS/M	17	14	UK	10	7
	100	100	Other Asian countries The Netherlands	6	7
			Canada	10	6
			The Netherlands	4	5
			Australia	5	5
			China	5	5
			United Arab Emirates	5	4
			Other countries	3	4
				100	100

The following sets out, by business segment, the locations of CAE’s primary subsidiaries and divisions:

Location	SP/C	SP/M	TS/C	TS/M
Canada
Montreal, Québec	✓	✓	✓	✓
Toronto, Ontario			✓
Ottawa, Ontario			✓	✓
Halifax, Nova Scotia				✓
Vancouver, British Columbia				✓
Europe
Amsterdam, The Netherlands			✓
Brussels, Belgium			✓
Burgess Hill, United Kingdom		✓	✓	✓
RAF Base, Oxfordshire, United Kingdom				✓
Evora, Portugal			✓
Madrid, Spain			✓
Stolberg, Germany		✓		✓
United States
Dallas, Texas			✓
Fort Worth, Texas			✓
Mesa, Arizona			✓
Morristown, New Jersey			✓
Orlando, Florida		✓
Tampa, Florida		✓		✓
Richardson, Texas		✓
Other
Bangalore, India	✓	✓	✓	✓
Rae Bareli, India			✓
Gondia, India			✓
Dubai, United Arab Emirates			✓
Melbourne, Australia				✓
Perth, Australia			✓
Sydney, Australia		✓		✓
Sao Paolo, Brazil			✓
Santiago, Chile			✓
Zhuhai, China			✓

2.3              Fiscal 2010 Reorganization

On May 14, 2009, we introduced actions required to right-size CAE to current and expected market conditions, which resulted in an approximate 10% employee reduction. This was carried out over FY2010.  Most of the employees affected were based in Montreal where we produce our civil simulators, the rest were based in our other locations around the world. A restructuring expense of $34.1 million was recorded in the course of FY2010.

2.4              CAE’s vision

Our vision is for CAE to be synonymous with safety, efficiency and mission readiness. We intend to be the partner of choice for customers operating in complex mission-critical environments by providing the most accessible and most innovative modelling and simulation-based solutions to enhance safety, improve efficiency, and help solve challenging problems.

2.5              Our strategy and value proposition

Our strategy

We are a world-leading provider of modelling and simulation-based training and decision support solutions. We currently serve customers in two primary markets: civil aerospace and defence. We have begun to extend our capabilities into new markets of simulation-based training and optimization solutions in healthcare, mining and energy.

A key tenet of our strategy in our core civil aerospace and defence markets is to derive an increasing proportion of our business from the existing fleet. This would include providing solutions for customers in support of the global fleet of civilian and military aircraft. Historically, the primary driver of our business was the delivery of new commercial aircraft. Over the past few years, we have engaged in a strategy to diversify our revenue base away from the volatility of new commercial aircraft deliveries. Our SP/C segment, which in FY2010 represented approximately 19% of our consolidated revenue, is most dependent on this market driver. The balance of our business involves mainly more stable and recurring sources of revenue like training and services as well as military simulation products and services.

In addition to diversifying our interests between customer markets, our strategy has also involved more balance between products, which tend to be more short-term and cyclical, and services, which tend to be more long term and stable. As well, we continue to diversify our interests globally. This is intended to bring our solutions closer to our customers’ home bases, which we think is a distinct competitive advantage. This also allows us to be less dependent on any one market and since business conditions are rarely identical in all regions of the world, we believe this provides a degree of stability to our performance. We are investing in both the mature and emerging markets to capitalize on current and future growth opportunities. Approximately one third of our revenue comes from the U.S., one third from Europe and one third from the rest of the world. We consider the maintenance of our sound capital structure a priority. We continue to execute our growth strategy by selectively investing to meet the long-term needs of our aerospace and defence customers and to seed our initiatives in our new core markets.

Value proposition

The value we provide customers is the ability to enhance the safety of their operations, improve their mission readiness for potentially dangerous situations and lower their costs by helping them become more operationally efficient. We offer a complete range of products and services that can be arranged in a customized package to suit our customers’ needs and can be adapted as their needs evolve over the lifecycle of their operations. We offer the broadest global reach of any of our competitors. As a result, we are able to provide solutions in proximity to our customers, which is an important cost-benefit consideration for them.

Our core competencies and competitive advantages include:

•         World-leading modelling and simulation technology;

•         Comprehensive knowledge of training and learning methodologies for the operation of complex systems using modelling and simulation;

•         Total array of training products and services solutions;

•         Broad-reaching customer intimacy;

•         Extensive global coverage;

•         High-brand equity;

•         Proven systems engineering and program management processes;

•         Best-in-class customer support;

•         Well established in new and emerging markets.

World-leading modelling and simulation technology

We pride ourselves on our technological leadership. Pilots around the world view our simulation as the closest thing to the true experience of flight. We have consistently led the evolution of flight training and simulation systems technology with a number of industry firsts. We have simulated the entire range of large civil aircraft, a large number of the leading regional and business aircraft and a number of civil helicopters. We are an industry leader in providing simulation and training solutions for fixed-wing transport aircraft, maritime patrol aircraft, lead-in fighter trainer aircraft and helicopter platforms for the military. We also have extensive knowledge, experience and credibility in designing and developing simulators for prototype aircraft of major aircraft manufacturers. We are now applying this capability to new markets, such as healthcare and mining.

Comprehensive knowledge of training for the operation of complex systems

We revolutionized the way aviation training is performed when we introduced our CAE SimfinityTM-based training solutions and courseware. These training devices effectively bring the virtual aircraft cockpit into the classroom at the earliest stages of ground school training, making it a more effective and efficient training experience overall. We build upon the CAE SimfinityTM product line to develop the trainers that are used in the Airbus pilot and maintenance technician training programs. We also developed e-Learning solutions to enable pilots and technicians to train anytime and anywhere.  We also introduced leading edge Common Environment/Common Data Base (“CE/CDB”) technology which significantly increased the ability of militaries to use our simulation equipment for actual mission rehearsal purposes.

Total array of training solutions

We have the broadest and most comprehensive range of aviation training products and services in the industry, and thus we are the best positioned to tailor solutions to meet the specific needs of individual operators. Our portfolio of training solutions is more operationally oriented and scenario based to ensure aviation professionals receive the most practical training possible for the situations they may face. Our approach is to first understand an operator’s needs and objectives, and then to propose an optimal solution that is made up of various elements of our product and service portfolio.

Broad-reaching customer intimacy

We have been in business for more than 60 years and have relationships with many of the world’s airlines and the governments of approximately 50 different national defence forces, including all branches of the U.S. forces. Our customer advisory boards and technical advisory boards involve airlines and operators worldwide. By listening carefully to customers, we are able to gain a deep understanding of their needs and respond with innovative product and service offerings that help improve the safety and efficiency of their operations.

Extensive global coverage

We have operations and offer training and support services in more than 20 countries on five continents and sell into many more countries. Our broad geographic coverage allows us to respond quickly and cost effectively to customer needs and new business opportunities while respecting the regulations and customs of the local market. We operate a fleet of more than 160 full-flight and full-mission simulators in 29 civil and military training centres to meet the wide range of operational requirements of our customers. Our fleet includes simulators for various types of aircraft from major manufacturers, including commercial jets, business jets, cargo aircraft, lead-in fighters aircraft and helicopters for both civil and military.

High-brand equity

Our simulators are typically rated among the highest in the industry for quality, reliability and availability. This is a key benefit because simulators normally operate in high-duty cycles of up to 20 hours a day.

We design our products so customers can upgrade them, giving them more flexibility and opportunity as products change or new air-worthiness regulations are introduced.

As we enter new markets like healthcare and mining, we find that the CAE brand is widely regarded as the benchmark for modelling and simulation-based technology and for training services.

Proven systems engineering and program management processes

We continue to develop solutions and deliver technically complex programs within schedule to ensure that there are trained and mission-ready aircrew and combat troops around the world. This includes MH-60 simulators for the U.S. Navy, all Dhruv helicopter variants in India, C-130J simulators for U.S. and other militaries, NH90 simulators for the Australian Defence Force, Royal Netherlands Navy and German Army,  P-3C operational flight and tactics trainers for the German Navy and the M-346 jet trainer simulator for the Italian Air Force. These and other programs combined with our continued investment in R&D continue to strengthen our technological leadership and strengthen our management expertise to deliver complex programs that feature sensor simulation for maritime operations, synthetic tactical environments for naval and fighter operations as well as our visualization and common database technologies that deliver rich, immersive synthetic environments for the most effective training possible.

Best-in-class customer support

We maintain a strong focus on after-sales support, which is often critical in winning additional sales contracts as well as important update and maintenance services business. Our customer support practices, including a web-based customer portal, performance dashboard, and automated report cards, have resulted in enhanced customer support according to customer comments and feedback.

Well established in new and emerging markets

Our approach to global markets is to model ourselves as a multi-domestic rather than a foreign company. This has enabled us to be a first mover into growth markets like China, India, the Middle East, South America and Southeast Asia.

2.6              Our capability to execute strategy and deliver results

Our resources and processes help ensure that we can carry out our strategy and deliver results. We have three other attributes that are critical to our success:

Our financial position

At March 31, 2010, our net debt was $179.8 million, representing an adjusted net debt to capital ratio of 23% (including the present value of operating leases). With cash we are able to generate from operations, our strong balance sheet and available credit, we have adequate funding in place or available to sustain our current development projects. As at March 31, 2010, we are in compliance with our financial covenants.

A skilled workforce and experienced management team

At the end of FY2010, we had more than 7,000 employees. The skills of our workforce have a significant impact on the efficiency and effectiveness of our operations. While competition for well-trained and skilled employees is high, we have been successful at attracting and retaining people because of our quality reputation as an industry leader, our commitment to providing an engaging and challenging work environment and by offering competitive compensation.

We also have an experienced management team with a proven track record in the aerospace industry. Strong leadership and governance are critical to the successful implementation of our corporate strategy. We are focusing on leadership development of key executives and members of senior management.

Proven ability to adapt to changing market conditions

We have restructured our business during FY2010. We have institutionalized a culture of continuous improvement and cost reduction. Despite major headwinds like the surging Canadian dollar this past year, we managed to maintain profitability and enhance our market position. We continue to focus on becoming more efficient by lowering costs without affecting the quality of our products and services.

2.7              Industry Overview and Trends

The civil and military markets CAE serves are driven by factors particular to each market. CAE believes the civil market is most affected by the world gross domestic product, which in turn drives air travel, measured in revenue passenger kilometers (“RPK”). This positive RPK generation needs to be satisfied by aircraft deliveries in addition to the existing fleet, and then corrected for attrition. Finally direct factors influence the total offering such as the nature, size and composition of aircraft fleets, aircraft delivery schedules, pilot demographics, certification requirements and market demand for commercial and business air travel, which in particular is also influenced by corporate profits.

CAE believes the military market is mostly influenced by a combination of defence spending and the nature of military activity.  Demand for CAE’s military products and services are also influenced by the degree to which military forces globally lean towards the outsourcing of functions to the private sector. As well, CAE’s military business is affected by the extent to which synthetic training and mission rehearsal solutions gain market acceptance as an alternative to live training, such as flying an actual aircraft or firing an actual weapon.

2.8              Research and Development

CAE is investing in software and hardware innovations that are intended to sustain our leading-edge technologies as well as complement our training services for CAE training centres and other customers.  Examples of such innovations over the past year are the new CAE 3000 Series helicopter mission simulators, which offer unprecedented realism for civil helicopter-specific mission training, including offshore, emergency medical services, law enforcement, long line, high-altitude, corporate, and other operations. Another example is CAE’s Augmented Engineering Environment, a suite of products and services including a hardware and software integration testbed that can be tailored to meet the aircraft development requirements of any original equipment manufacturer (“OEM”).  Using CAE’s advanced modelling and simulation technologies and systems engineering expertise, OEMs can make extensive use of simulation as they move through the various phases of aircraft development, from concept exploration through to entry-into-service.  Bombardier is making use of CAE’s Augmented Engineering Environment to support the development of the new CSeries aircraft. A third example is CAE’s Augmented Avionics System (“AVS”), which is allowing helicopter pilots to “see through” the most extreme conditions such as brownout.  CAE’s AVS solution is designed to deliver a realistic visual alternative to pilots who lose visual cues due to brownout or whiteout obscurant clouds created by rotor wash.  CAE’s AVS solution integrates CAE’s core technologies in avionics and sensor simulation, visualization, and real-time simulation frameworks and deploys these to the early phases of platform development as well as to the operational phases while continuously strengthening CAE’s technology leadership in its core markets of modelling and simulation for training.

CAE is also advancing work on the automation of content generation through Motif Compositing that delivers high resolution content without the cost of expensive satellite imagery keeping a library of databases to the highest standard of fidelity and accuracy, the development and deployment of OnePlatform™, a new generation of simulation architecture and aircraft systems modelling that reduces the dependency on OEM data and support, the integration of technologies and tools into a single, common platform for CAE’s new generation of R4 7000 Series simulators and a new generation of CAE Simfinity™ trainers.

CAE differentiates itself by providing superior products and services that rely on the latest, most advanced technology available. As a result, CAE has a long-standing commitment to R&D. Each business segment is encouraged to apply R&D across the whole spectrum of its operations, from product development to production processes and techniques.

An additional part of CAE’s R&D development strategy is to participate with universities and government agencies in North America and in Europe in specific research projects. While development is the first priority, applied research is also vitally important to CAE’s future. In addition to the basic internal R&D, R&D may also be carried out in support of customer contracts. This involves the development of technology that is necessary to complete a contract requirement but is also useful and may be reapplied by CAE in a broader sense.

On March 31, 2009, we announced that CAE will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand our current modelling and simulation technologies, develop new ones and increase our capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. The Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (“SADI”), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries. The participation from the Government of Canada is unconditionally repayable and will be accounted for as a long-term obligation repayable over 15 years. The repayments will begin only after Project Falcon is completed.

During FY2010, we announced that we will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage our modelling, simulation and training services expertise into the new markets of healthcare, mining and energy. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

2.9              Production and Services

Production

CAE’s manufacturing and assembly facilities are located in Montreal, Canada; Tampa, U.S.; Burgess Hill, U.K.; Bangalore, India; and Stolberg, Germany.

The manufacturing process for CAE simulators is complex, involving the coordination of approximately 250,000 parts and millions of lines of software code. The manufacture of a simulator includes six major stages: design, manufacture and assembly, testing, shipping, site installation and final test on site. Military simulators are more complex and unique than civil simulators, and therefore may take more time to design, manufacture and test.

Manufacturing is organized into 10 manufacturing cells comprised of the following three major disciplines: electronics (printed circuit board assembly), electrical (cables, cabinets, aircraft instruments and avionics), and mechanical (sheet metal and machine shop, precision assembly and hydraulics, structural assembly and final assembly).  Each cell has its own planning, methodizing and set of specific products to deliver, which establishes clear accountability for manufacturing performance.

Most of our manufacturing and integration activities for civil and military simulation systems are conducted at CAE’s facilities in Montreal, with some integration and update related work also being conducted at the Tampa, Burgess Hill, Bangalore and Stolberg sites. The Tampa facility conducts military systems integration and testing activities for simulation equipment destined for U.S. military-related contracts.

Services

CAE’s training and service facilities are based around the world. While our head office is located in Montreal, Canada, CAE provides training and services from more than 30 locations across South America, North America, Europe, the Middle East, India, China, Russia and Southeast Asia.

These locations include Type Rating Training Organizations offering pilot, maintenance and cabin crew training to business and commercial aircraft operators; ab-initio training centres which provide commercial pilot license training to aspiring pilots as part of the CAE Global Academy initiative; and several locations from which CAE offers technical support services to aviation training centres.

CAE’s courseware development is conducted in our Canadian, U.S. and Indian facilities, and CAE’s flight data solutions, offered through Flightscape, are offered from Canada.

CAE provides a range of technical support services to civil and military simulator operators, including parts replacement and repairs, installations, relocations, upgrades and technical training. Customers use CAE’s technical services to answer questions, troubleshoot and receive advice. This extends to service visits by CAE’s engineers to assist in customer maintenance and repair activities.  Military and civil upgrade services are not restricted to CAE products; CAE can upgrade most other manufacturers’ simulators. CAE services are offered either in conjunction with a sale of a simulator, through maintenance contracts or individual purchase orders.  CAE believes that our service business provides opportunities to influence the upgrade of installed FFSs while providing valuable insights into customer training needs.

CAE’s Professional Services team provides analytical and engineering services that leverage modelling and simulation and other advanced technologies to develop innovative solutions to our clients’ most complex challenges. CAE Professional Services offers clients a range of services and subject matter expertise, including human factors and human system integration, capability based planning, advanced synthetic environments, system and software engineering for Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (“C4ISR”) and electronic warfare systems, training systems and services, integrated information environments, and in-service support for fleet operations and maintenance.

2.10          Specialized Skills and Knowledge

CAE employs predominantly graduates in engineering and software development, as well as pilots, instructors and other flight training experts. As an industry leader, CAE is able to train our staff in the technology and software required for simulation software and equipment. Flight trainers are typically recruited from the ranks of former airline or military pilots. CAE has not experienced material difficulty in recruiting appropriate staff to carry out our manufacturing, training and development work.

2.11          Competition

The markets in which we sell our products are highly competitive. Certain competitors are also CAE’s customers, partners and suppliers on specific programs. The extent of competition for any single project generally varies according to the complexity of the product and the dollar amount of the anticipated award.  We believe that we compete on the basis of:

•         Quality, performance and flexibility of our products and services;

•         Reputation for prompt and responsive contract performance;

•         Accumulated technical knowledge, intellectual property and expertise;

•         Strong after sales support;

•         Flexibility of product/service offerings being susceptible to tailor-made customer solutions;

•         Breadth of product line; and

•         Price.

CAE’s future success will depend in large part upon our ability to improve existing product lines, develop new products and technologies in the same or related fields, improve delivery intervals and reduce the costs we incur in producing our products and services.

CAE’s major competitors in the military simulation and training market include Lockheed Martin, L-3 Communications Link Simulation and Training, Boeing, Rockwell Collins, Indra Systems, BAE Systems, Thales, Flight Safety International, SAIC, Raytheon, and Rheinmetall Defence Electronics.  Some of these competitors are predominantly local (one country or region) competitors. CAE sometimes partners with these and other competitors to cooperate on program contracts.

CAE’s major competitors in the civil simulation equipment market include Thales, Rockwell Collins, Flight Safety International, and smaller players such as Mechtronix Systems, Opinicus and Sim Industries. Some of these competitors are low-cost providers with a limited product portfolio which only addresses a subset of the overall market, while others offer a broader product portfolio. CAE’s major competitors in civil pilot training include Flight Safety International, Boeing Training and Flight Services, GCAT, Oxford Aviation Academy and PanAm International Flight Academy.

2.12          Components

CAE deals with a variety of goods and services suppliers across our business segments.  Although we are not overly dependent on any single supplier for any key manufacturing components or services, CAE’s products contain sophisticated computer systems that run on software and operating systems supplied to us by third parties.  Such computer systems and software may not always be available to CAE to license or purchase.

The production of CAE simulators is often dependent upon receipt by CAE of data, including confidential or proprietary data, concerning the functions, design and performance characteristics of a product or system, the performance of which CAE’s simulator is intended to simulate.  CAE cannot guarantee that we will be able to obtain such data on reasonable terms, or at all.  Original manufacturers of these products and systems could object to the simulation by CAE of components of, or the totality of their products or systems, or could request high license fees that could negatively impact CAE’s profit margins.

Most of the raw materials used in manufacturing (such as sheet metal, wires, cables and electronic integrated circuits) are available off the shelf from multiple commercial sources. The unique parts are the aircraft parts. These are usually available from aircraft manufacturers, the resale market, as well as through simulated part manufacturers.

The availability of most parts in a timely manner facilitates a relatively smooth production flow. Aircraft parts, in some instances, may be an exception, especially on new aircraft types or those out of production.  The timely delivery of these parts is often the responsibility of CAE’s customers. CAE’s contracts normally link these aircraft parts delivery dates to the simulator delivery schedules. In cases where such aircraft parts cannot be made available, CAE’s customers rely on CAE’s ability to make simulated parts.

2.13          Intangible Properties

CAE owns certain patents and has filed applications in respect of additional patents. CAE enters into agreements containing non-disclosure and confidentiality clauses with third parties and has similar provisions in place with our employees to protect our proprietary information and trade secrets. CAE also has internal policies concerning both ethics and intellectual property which guide our employees in their dealings with CAE’s intellectual property and that of third parties.

Given the lengthy delay in obtaining patents (during which some technology may evolve into newer generations), the required detailed patent application disclosure which may permit competitors to reverse-engineer an invention, and the cost of maintaining and defending patents, CAE believes that certain intellectual property is adequately protected by either maintaining it as a trade secret or selectively disclosing enough of it to forestall anyone else from subsequently claiming it as their own original innovation.

CAE’s agreements with TPC and IQ restrict, in some cases, CAE’s ability to license (other than to customers) or transfer ownership of intellectual property developed with the program’s support until all funding has been repaid or consent has been obtained.

Given CAE’s many decades of success in the field of aviation simulation, CAE believes that the CAE brand and some of our trademarked products have value in the markets we address.

2.14          Cycles

The SP/M and TS/M segments sell to government customers such that there is no evident cycle to the intake of orders, but such order levels may vary significantly from quarter to quarter because of the irregular timing of government orders. The SP/C segment’s equipment sales to airlines are affected by the cycles of expansion and contraction of the entire commercial airline industry, as well as the availability of credit and general economic conditions. The TS/C segment’s flight training services do experience an element of seasonality; in times of peak travel (holiday periods, etc.) airline and business jet pilots are often too busy flying aircraft to attend training sessions.  TS/C is also affected by the longer wave cycles of the commercial airline industry, though not to the same degree as SP/C.

2.15          Environmental Protection

CAE believes our current operations are in compliance in all material respects with environmental laws and regulations. Environmental protection requirements do not have material financial or operational effects on CAE’s capital expenditures, earnings or competitive position.

CAE operations include, and past operations and those of some past operators at some of CAE’s sites have included, the use, generation, storage, handling and disposal of hazardous materials which are subject to health and safety and environmental laws and regulations in the various countries in which CAE operates or has operated.  Examples of claims in respect of former CAE operations include two claims against CAE in respect of the former CAE Electronics facility at the Edmonton International Airport, both of which CAE is contesting.

Separately, the New York State Department of Environmental Conservation (“DEC”) considers that Trichloroethylene is present in ground water at or near CAE USA's former Link Hillcrest New York facility site and is evaporating and following soil vapors into homes. The DEC initiated the installation of an air pump system in affected homes to remedy the effect of such evaporation. The DEC continues to try to determine which properties, and parties, may have contributed to the alleged contamination. CAE and the DEC have agreed that CAE will make a $300,000 contribution towards the DEC’s remediation expenses, and are in discussions concerning the allocation of responsibility amongst various parties for the balance of such expenses (approximately $2 million).

2.16          Employees

CAE strives to have policies and practices in place that foster employee engagement.  These efforts were recognized as CAE was selected as one of Canada's Top 100 Employers for 2009, one of Montreal's Top 15 Employers for 2009 and one of the Best Employers for New Canadians for 2009.  CAE USA, based in Tampa, Florida, was recognized as one of the top twenty mid-size companies to work for in the Tampa Bay area.

We introduced actions in FY2010 required to size CAE to current and expected market conditions. Overall, approximately 700 employees were affected by the restructuring activities.  A restructuring expense of $34.1 million was recorded in the course of FY2010.

After the aforementioned restructuring, CAE employs approximately 7,000 full-time employees (due in part to acquisitions done during FY2010 and growth in the Military segments) of which approximately 650 are unionized and covered by 12 collective agreements. Four labor contracts were ratified in FY2010. The collective agreement for 450 employees in Montreal was renewed in fiscal 2009 and will remain in effect until June 2013. There are no indications that negotiations on upcoming contract renewals will result in work stoppages. CAE considers employee relations to be very satisfactory.

2.17          Foreign Operations

For the fiscal year ended March 31, 2010, sales to customers outside Canada accounted for nearly 90% of CAE’s revenue such that CAE is very dependent upon foreign sales and operations. CAE expects that sales outside Canada will continue to account for most of its revenue for the foreseeable future.

CAE’s physical presence in countries such as the U.S., Germany, Australia, India, Singapore and the U.K. has enabled us to develop strong relationships and a good reputation with governments and other defence contractors who are important decision makers regarding defence contracts.

As a result, CAE is subject to risks of doing business internationally, including:

•         Currency fluctuations;

•         Changes to regulatory requirements;

•         Changes to domestic and foreign government policies, including requirements to spend a portion of program funds locally and governmental industrial cooperation requirements;

•         The complexity and necessity of using foreign representatives and consultants;

•         Imposition of tariffs or embargoes, export controls, including U.S., Canadian and foreign arms export controls, currency exchange controls and restrictions, and other trade restrictions affecting countries in which CAE sells our products or services;

•         The difficulty of managing and operating an enterprise spread over various countries;

•         Compliance with a variety of foreign laws; and

•         General economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances.

The impact of these factors is difficult to predict and any one or more of these factors could adversely affect CAE’s operations in the future.

3.                  DESCRIPTION OF THE BUSINESS SEGMENTS

3.1              Simulation Products/Civil (“SP/C”)

Our SP/C segment is a world leader in the provision of civil flight simulation equipment. We design and manufacture more civil FFSs and visual systems for major and regional carriers, third-party training centres and OEMs than any other company. We have a wealth of experience in developing simulators for new types of aircraft, including over 25 models and, more recently, the Bombardier CSeries and Global Express, Boeing 747-8 and 787, Airbus A380, Embraer Phenom 100/300, Dassault Falcon 7X and the Commercial Aircraft Corporation of China, Ltd (“COMAC”) ARJ21. We also offer a full range of support services including simulator updates, maintenance services, sales of spare parts and simulator relocations.

CAE builds civil simulators for all categories of aircraft including those built by Airbus, Boeing, Bombardier, Cessna, Dassault, Embraer, Gulfstream and Raytheon.  CAE also builds simulators for civil helicopters, including AgustaWestland, Bell Helicopter, Eurocopter and Sikorsky models. Since our inception, CAE has taken orders for and delivered more than 900 FFSs and training devices from approximately 125 commercial airlines, aircraft manufacturers and third-party training centres in 50 countries.  With nearly 60 years of experience in designing and manufacturing FFSs and other flight training devices, CAE has established long-standing relationships with leading commercial airlines throughout the world.

CAE plans to maintain a leadership position in civil simulation systems by anticipating future customer needs through both our own training experience and trusted relationships with equipment customers, commitment to innovation and technology, product quality, reliability and efficiency, and continuing efforts to lower costs and shorten delivery cycles.  CAE continues to improve on its lead-time, cost, quality and reputation for performance through operational improvements and R&D programs. SP/C is focused on substantially reducing the costs associated with manufacturing simulation equipment intended both for sale to third parties as well as for installation in CAE’s own global network of training centres.

CAE’s capabilities in simulation-based interactive learning, including our leading-edge CAE SimfinityTM system, also complement our traditional strength in FFSs and flight training devices (“FTD”). Combined with a growing network of training centres, this complete suite of simulation-based equipment and training products enables CAE to offer airlines and business jet operators a complete range of training solutions.

The use of flight simulators in pilot and crew training is well established within the commercial and business markets. Increased use of simulators has occurred as a result of the growth in commercial and business air travel which, in turn, has driven fleet expansion and increased demand for pilot training.  Civil simulator usage has also increased due to advances in technology that enable increased realism and the significant cost savings provided by flight simulation training compared to actual flight time. The use of synthetically-generated reproductions of airport configurations and use of satellite terrain imagery incorporated into the simulation further enhance the effectiveness of simulation training. Simulators are also utilized by pilots to supplement actual flying time to maintain their certification. Today’s most sophisticated civil flight simulators are rated Level D by the FAA or receive similar ratings from regulatory authorities in other countries, indicating that a pilot can be certified to fly an aircraft type based solely on simulator training. Flight simulators also allow pilots to experience and learn emergency procedures that cannot be practiced safely aboard the actual aircraft.

Flight simulation equipment is purchased by major and regional airlines, aircraft manufacturers and independent training providers. Simulators are manufactured by a limited number of companies and are sold based on the criteria of product quality, customer support, delivery, supplier reputation, price and life cycle costs. Typical list prices for civil flight simulation equipment can range from up to US$1 million for sophisticated procedure trainers, from US$2 to US$5 million for an FTD and from US$8 to US$16 million for an FFS, assuming that OEM-supplied data, parts and equipment are included.

CAE’s SP/C segment continues to lead the civil market in the sale of FFSs with more than 70% market share of competed civil sales. SP/C continues to invest in technology to improve our product offering in terms of cost, schedule, performance, and additional features that enhance safety and efficiency.  Over the past year, CAE’s SP/C segment has continued demonstrating our industry leadership, as evidenced by:

•         CAE’s Augmented Engineering Environment™ is a suite of products and services including a hardware and software integration testbed that can be tailored to meet the aircraft development requirements of any OEM.  Using CAE’s advanced modelling and simulation technologies and systems engineering expertise, OEMs can make extensive use of simulation as they move through the various phases of aircraft development, from concept exploration through to entry-into-service.  Bombardier is making use of CAE’s Augmented Engineering Environment to support the development of the new CSeries aircraft.

•         CAE launched the CAE 3000 Series family of civil helicopter mission trainers.  This new CAE simulation capability offers unprecedented realism for civil helicopter-specific mission training, including offshore, emergency medical services, law enforcement, long line, high-altitude, corporate, and other operations. The CAE 3000 Series is designed to address emerging global standards for civil helicopter flight simulation training devices (“FSTD”) in development by an international working group sponsored by the International Civil Aviation Organization (“ICAO”).

CAE’s SP/C segment total order intake in FY2010 was $254.6 million including the capture of 20 of the 28 FFSs completed orders during the period.

3.2              Training & Services/Civil (“TS/C”)

Our TS/C business is the largest provider of commercial aviation training services in the world and the second largest provider of business aviation training services. CAE has the broadest global network of training centres and we serve all sectors of the civil aviation market including general aviation, regional airlines, commercial airlines, helicopter operators and business aviation. We offer a full range of services, including training centre operations, pilot training, aircraft technician training services, simulator spare parts inventory management, curriculum development, consulting services and e-Learning solutions. We are a leader in flight sciences, using flight data analysis to enable the effective study and understanding of recorded flight data to improve airline safety, maintenance and flight operations. As well, we are offering airlines a long-term solution to pilot recruitment with our pilot provisioning capability. We achieved our leading position through acquisitions, joint ventures and organic investments in new facilities. We currently have 148 FFSs in operation and we provide aviation training and services in approximately 20 countries around the world, including aviation training centres, flight training organizations (“FTO”) and third-party locations. We make selective investments to add new revenue simulator equivalent units (“RSEU”) to our network to maintain our position, increase our market share, and address new market opportunities. We are developing our training network primarily to meet the long-term, steady stream of recurring training needs from the existing fleet, so that we continue to become less dependent on new aircraft deliveries to drive revenue.

CAE continues to expand our global network of strategically located training centres. CAE’s customers at the commercial aviation training centres include major, low-cost and regional airlines that elect to outsource some or all of the training of their pilots and other crew members using either our training instructors or their own.  CAE’s training centres are also used by corporate customers who tend to use third-party training centres as their primary source for simulation training.

TS/C is continually looking for ways to deliver more value to our customers throughout CAE’s global network of training centres.  For example, TS/C is continually developing new courseware and related training services to encourage customers to migrate from renting time on a CAE simulator (dry training) to accepting the training and curriculum provided by CAE instructors (wet training).  TS/C is also continuously looking at ways to ensure we are delivering the most cost-effective and competitive training service in the marketplace. This includes optimization of our network of RSEUs, which can include the sale, relocation or introduction of simulators.

Training services is the largest and fastest growing market segment within the flight simulation industry.  The training services market consists of sales of training equipment and the provision of facilities, tools, aircraft–specific pilot and maintenance training programs and courseware. Training is provided to pilots and technicians from commercial and regional airlines, business aircraft operators, and general aviation aircraft and helicopter operators. Today, approximately half of all training capacity around the world is owned and operated by large commercial airlines to provide training for their own pilots. Most of these training facilities are located within North America and Europe. Commercial airlines also rely on independent training providers to supplement their training programs. Smaller operators have traditionally outsourced their training to independent training providers or to the aircraft manufacturers.  Some aircraft manufacturers are partnering with third-party training providers in order to expand their training infrastructure across the world, while others such as Boeing have developed an in-house training division.

With the exception of fractional operators, the vast majority of business aircraft operators have very small fleets.  As a result, these operators receive their entire training from aircraft manufacturers or independent training providers.

TS/C has continued to invest in training and services for pilots, aircraft maintenance technicians and cabin crew members. We have also leveraged our core competencies and now provide a wider range of training and services. CAE remains dedicated to serving all segments of aviation on a global scale, and this includes expanding our business training platforms within our four training hubs for business aircraft operators located in Europe, Middle East and the U.S. and by propelling our pilot and training services into emerging markets.

In addition to acquisitions, CAE’s expanding presence in civil flight training and services has been accelerated during the past three-year period by the following training centre and flight school initiatives by TS/C:

•            Adding a Bombardier Global Express full-flight simulator and training program at the Emirates-CAE Flight Training joint venture in Dubai;

•            Announcing Bell Helicopter support for the Bell 412 training programs which CAE will begin offering in 2010 in Mexico and Bangalore, India;

•            Launch of the first CAE Multi-crew Pilot License (“MPL”) beta program for sponsoring airline AirAsia using performance-based requirements developed by Transport Canada;

•            We acquired Sabena Flight Academy (“Sabena”) in the first quarter of fiscal 2009. Sabena offers cadet training, advanced training for airlines and self-sponsored pilot candidates;

•            In the second quarter of fiscal 2009, we signed an agreement to increase our participation in Academia Aeronautica de Evora S.A. to 90%;

•            CAE began another expansion of our Burgess Hill, U.K. training centre to add four bays to bring the centre to a total of sixteen bays. This expansion was completed in FY 2010.  The Burgess Hill facility currently operates eleven FFSs;

•            CAE’s first Indian type-rating training operation, CAE Training and Services, Bangalore (50% participation), opened in Bangalore in fiscal 2009.  In FY2010, CAE purchased the building used by the training centre and is in the process of centralizing most of its employees in Bangalore (military and civil) in one location. CAE has contracts with the government of India to provide pilot training in two national flight academies: CAE is the managing partner of the Indian government’s flight training academy, Indira Gandhi Rashtriya Uran Akademi, located in Rae Bareli, and through a joint venture (51% participation) with the Airport Authority of India launched the National Flying Training Institute, located in Gondia, in fiscal 2009;

•            The Morristown facility, opened in 2007, currently operates eleven FFSs;

•            A ten year joint venture agreement was signed with Embraer to provide training for their new light and very light jets, the Phenom 300 and 100, and the new training company known as Embraer CAE Training Services, LLC was launched in fiscal 2009 and is in operation.

3.3              SP/C and TS/C Trends and Developments

Demand for commercial air transportation decreased over the past year in light of the global economic recession. Air carriers adjusted by reducing flight capacity, most notably in North America and Europe. So far, these conditions have resulted in a moderate decrease in the global active fleet growth rate of commercial aircraft, which is one of the key drivers for our training business. As well, we have seen a high proportion of existing business jets put up for sale, which compete with the supply of new aircraft. This has also meant fewer flight cycles and flight crews and consequently less demand for training.

A portion of our training services’ revenue comes from recurrent training that is essential to support the existing global in-service aircraft fleet, which totals approximately 40,000 aircraft. While the recurrent training segment is relatively more stable, capacity reduction from airlines and business jet operators has impacted training demand on several platforms. Specifically, we have seen lower training activity commensurate with airline capacity reductions and some reductions in aircraft deliveries in business aviation, resulting in lower capacity utilization and pricing pressure in general. As well, pilot movements within and between airlines have been lower, resulting in less training demand. Our training business, to a certain extent, also relies on new aircraft deliveries. In business aviation, a number of aerospace companies have said they expect business jet deliveries to bottom out in calendar 2010 and gradually recover thereafter.

More recently, we have seen demand for air travel and air cargo show signs that market conditions are recovering. We expect demand for air transportation to resume its long-term growth trajectory as conditions improve. Despite recent market setbacks, newly revised forecasts from major aircraft OEMs still point to an approximate doubling of the global aircraft fleet over the next two decades. These assumptions continue to support our underlying strategy as a global provider of aviation training services.

In the SP/C segment, new simulation product orders were lower this year as a result of airline capital constraints and lower aircraft capacity flown in Western markets. We were successful in maintaining our leadership position with 20 sales during FY2010, representing a competed market share of more than 70%. During the last year in the market down-cycle, we experienced acute pricing pressure for the sale of simulation products as a result of CAE and our competitors pursuing fewer market opportunities. These factors, combined with a strong Canadian dollar, have resulted in lower margins on orders booked this year in our SP/C segment backlog. Our SP/C segment normally lags the civil aerospace cycle by approximately 12 months. We expect market conditions to gradually improve and to eventually be reflected in our performance as we make our way through an SP/C backlog that represents the brunt of the down-cycle.

We believe that over the medium-to-long-term, the aerospace business, and more specifically the training products and services segments, will continue to experience growth. Recognizing that this is a dynamic market, we continue to monitor key economic and market factors that could impact our business and potentially change our outlook. Actual and potential changes in production rates and aircraft order cancellations by the major OEMs are important determinants in the level of demand for some of our products and solutions.

The impact of the global economic recession is most acute in mature markets like the U.S. and Europe. Economic growth in emerging markets has slowed somewhat from its previous robust pace. However, on a percentage basis, economic growth in these regions continues to outpace the typical growth rate in mature markets. We anticipate positive world GDP growth in the current 2010 calendar year.

The following trends support our positive medium-to-long-term view for the civil market:

•         Aircraft backlogs;

•         New and more fuel-efficient aircraft platforms;

•         Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel;

•         Expected long-term growth in air travel;

•         Long-term demand for trained crew members;

•         New international requirements for the qualification of FSTDs.

 Aircraft backlogs

In calendar 2009, Boeing received a total of 142 net orders (firm orders less cancellations) for new aircraft and Airbus received a total of 271 net orders. For the three-month period ending March 31, 2010, net aircraft orders for Boeing and Airbus were 83 and 60, respectively. While the pace of order activity has slowed dramatically in calendar 2009, Boeing and Airbus continue to work through lower but still strong backlog levels and this should help generate opportunities for our full portfolio of training products and services. In calendar 2009, Boeing reported a total of 481 commercial airplane deliveries, while Airbus reported 498 deliveries for the same period. For the three-month period ending March 31, 2010, Boeing reported 108 deliveries, while Airbus reported 122 deliveries.

Recently Boeing and Airbus have announced production rate increases for both wide-body and narrow-body aircraft. The increases will take some time to implement and should ultimately translate into higher demand for training products and services.

In the business jet segment, aircraft order deferrals and cancellations have led a number of business aircraft manufacturers to lower their production rates.

New and more fuel-efficient aircraft platforms

OEMs have announced plans to introduce, or have already introduced, new platforms that will drive worldwide demand for simulators and training services. The Boeing 747-8 and 787, Airbus A350XWB, Embraer 190, Dassault Falcon 7X, Embraer Phenom 100 VLJ and 300 LJ aircraft, Mitsubishi Regional Jet, COMAC ARJ21 and the Bombardier CSeries are some recent examples.

New platforms will drive the demand for new kinds of simulators and training programs. One of our strategic priorities is to partner with manufacturers to strengthen relationships and position ourselves for future opportunities. For example, during FY2010, we signed contracts with Bombardier to use our modelling and simulation expertise to support the design, development and validation of the new CSeries aircraft, and we will also develop the prototype CSeries FFS. We also have a joint venture with Embraer that is providing comprehensive training for the new Phenom 100 VLJ and will provide training for the Phenom 300 LJ aircraft. Deliveries of new model aircraft are susceptible to program launch delays, which in turn will affect the timing of our orders and deliveries.

Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel

Emerging markets such as Southeast Asia, the Indian sub-continent and the Middle East are expected to experience higher air traffic and economic growth over the long term than mature markets, as well as an increasing liberalization of air policy and bilateral air agreements. We expect these markets to drive the long-term demand for FFSs and training centres.

Expected long-term growth in air travel

Passenger traffic declined 3.5% in calendar 2009 compared to 2008. We anticipate that passenger traffic will resume its growth in the long term. There have been signs in recent months that passenger traffic as well as cargo traffic are recovering. In the first quarter of calendar 2010, passenger traffic increased 8.6% compared to the first quarter of calendar 2009. Over the past 20 years, air travel grew at an average of 4.8% and we expect that over the next 20 years both passenger and cargo travel will meet or slightly exceed this growth. Possible impediments to the steady growth progression in air travel include major disruptions like regional political instability, acts of terrorism, pandemics, natural disasters, a sharp and sustained increase in fuel costs, major prolonged economic recessions or other major world events.

Long-term demand for trained crew members

Worldwide demand is expected to increase over the long term

Growth in the civil aviation market has driven the demand for pilots, maintenance technicians and flight attendants worldwide, which has created a shortage of qualified crew members in some markets. The shortage is impacted by aging demographics, fewer military pilots transferring to civil airlines, and low enrolment in technical schools. In emerging markets like India and China, long-term air traffic growth is expected to outpace the growth expected in developed countries, and the infrastructure available to meet the projected demand for crew members is lacking.

This shortage creates opportunities for pilot provisioning, our turnkey service that includes recruiting, screening, selection and training. It is also prompting us to seek out partners to develop a global pipeline for developing and supplying pilots to meet market demand.

A global shortage of maintenance technicians has created an opportunity for us to accelerate our technical training solutions. This trend is, to a lesser degree, also affecting cabin crew, for whom we are also exploring new training solutions.

New pilot certification process requires simulation-based training

Simulation-based pilot certification training will begin taking on an even greater role with the MPL certification process developed by the ICAO which may be adopted in the near future by individual national regulatory bodies. The MPL process places more emphasis on simulation-based training to develop ab initio students into first officers for modern aircraft. In the fourth quarter of FY2010, we launched an MPL beta program with AirAsia using new performance-based requirements developed by Transport Canada. If the MPL process is adopted in emerging markets like China, India and Southeast Asia where there is the greatest need for a large supply of qualified pilots, trained in an efficient and effective manner, it would result in increased use of simulation-based training.

New international requirements for the qualification of flight simulation training devices

During the summer of 2009, the ICAO published a strategic analysis intended to define flight simulation requirements for the qualification of the new seven ICAO standard FSTDs in the 190 ICAO member States. The ICAO document was drafted by members of the international regulatory community, pilot representative bodies, airlines, and the training and flight simulation industry. The ICAO group conducted a fundamental review to establish the simulation fidelity levels required to support each of the required training tasks for each type of pilot license, qualification, rating or training type. The resulting conclusions have already started to become the basis of reference for all national and international standards for a complete range of seven FSTDs.

The ICAO document states that the top-fidelity ICAO Standard FSTD (Type VII) is required to support each of the required training tasks contained in a number of crucial training to proficiency contexts including recurrent and initial training, MPL and the Airline Transport Pilot License. It also confirms and recognizes the long-term necessity of high-fidelity FSTDs for such highly critical training contexts. The qualification requirements of the ICAO Type VII simulator require a higher fidelity of simulation (including visuals, motion, sound and air traffic control simulation) than today’s level D simulator requirements and we believe the increased demands for more realistic and more immersive training aligns well with our strengths in aviation training as a global modelling and simulation technology leader.

3.4              Simulation Products/Military (“SP/M”)

Our SP/M segment is a world leader in the design and production of military flight simulation equipment. We develop simulation equipment, training systems and software tools for a variety of military aircraft, including fast jets, helicopters, maritime patrol and tanker/transport aircraft. We also offer simulation-based solutions for land and naval forces. We have designed the broadest range of military helicopter simulators in the world, and we have also developed more training systems for the C-130 Hercules transport aircraft than any other company. We have delivered simulation products and training systems to more than 50 military operators in approximately 35 countries, including all of the U.S. services.

CAE military simulators provide high-fidelity combat environments that include interactive enemy and friendly forces, as well as weapons and military sensors. These simulators incorporate highly realistic visual scenes covering areas as large as whole countries that are able to show the effects and characteristics of a variety of battlefield features, including those seen through Forward Looking Infra Red and radar sensors.

CAE has provided simulators for a wide range of aircraft and has designed training systems for the greatest variety of helicopters.  CAE has established a leading position in Europe in the supply of army command and staff training systems, by supplying such systems to the military forces of Germany, Austria, Italy, Norway, Finland, Lithuania, and Ireland.  The use of the CAE Medallion visual system for the prestigious Eurofighter Aircrew Synthetic Training Aids program solidly establishes the CAE Medallion visual system as a premier image generator for fast jet simulation applications.  The CAE Medallion image generator is also well established for demanding low-level rotary-wing applications, as evidenced by its use on A/MH-6, MH-47, and MH-60 combat mission simulators for the U.S. Special Operations Forces 160th SOAR(A).

We generate revenue in six interrelated areas of the defence market value chain. We provide simulation products such as full-mission simulators (“FMS”); we perform updates and upgrades to simulators; we provide maintenance and support services; we offer turnkey training services; we have a range of capabilities to provide simulation-based professional services for analysis, training and operational decision-making; and we have a software business called Presagis, which develops and sells commercial-off-the-shelf modelling and simulation software solutions to mid-tier markets.

Our strategy in the defence market has been to globalize and diversify our military business. We have diversified our interests across a broad range of national markets and related defence budgets to have a more resilient and predictable stream of military business. We are a leading supplier of simulation and training solutions and have a significant local presence in seven countries. Through the successful execution of our strategy, we see tangible positive results from our efforts.  Over the past two fiscal years (2009 and 2010), we have achieved record military order intake totaling over $2 billion. The strong and diverse base of business that we have developed, combined with the encouraging trends that we see in the global defence market, specifically related to our modelling and simulation niche, give us confidence that we can continue to grow for the foreseeable future.

We approach the world’s defence markets by leveraging our global footprint and our in-country expertise. We have a local presence and centres of excellence in key markets including the U.S., U.K., Canada, Germany, Australia, India and Singapore. We have developed global operating processes which allow us to place a high level of decision-making autonomy within the regions while leveraging the full breadth of our products, services and capabilities. This results in greater efficiency and stronger customer relationships.

We believe we can capitalize on the experience, expertise and increased visibility with military customers that we have gained from winning and performing significant contracts.  CAE intends to continue to foster partnerships with key original equipment manufacturers and prime contractors.  For example, Aermacchi has selected CAE as its preferred full-mission simulator supplier for the M-346 advanced lead-in fighter trainer aircraft.  CAE is Lockheed Martin’s exclusive provider of C-130J training systems and services, an aircraft platform that continues to experience strong demand from global militaries.  CAE continues to expand our relationship with Israel Aircraft Industries to develop solutions for unmanned aerial systems (“UAS”) as well as for live and integrated virtual training.  CAE formed a joint venture with India’s Hindustan Aeronautics Limited (“HAL”) called the Helicopter Academy to Train by Simulation of Flying (“HATSOFF”), which will begin operations of a helicopter training centre in Bangalore, India in 2010. CAE is part of a group of companies led by Lockheed Martin and Sikorsky called “Team Romeo” to offer the MH-60R maritime helicopter and related training solutions to global navies.

CAE remains committed to introducing new simulation products that enhance our reputation as a technology leader.  A strategic priority for CAE is to continue to bring innovative products and simulation-based solutions to market.  For example, the CAE-developed CDB for the United States Special Operations Command is now implemented and in-service on MH-47G Chinook and MH-60L Black Hawk combat mission simulators for the U.S. Army’s 160th Special Operations Aviation Regiment.  The bottom line result is that with the CDB, the creation, modification and correlation of run-time databases can take minutes or hours instead of days, weeks or months.  Just as importantly, these changes can be made very rapidly using the latest intelligence and source data available, which makes using simulation for mission rehearsal exercises a real possibility.  Other militaries such as the German Armed Forces and United Kingdom Ministry of Defence are also making use of the CDB.

Presagis (comprised of Presagis Canada Inc., Presagis USA Inc. and Presagis Europe (S.A.)) was formed in fiscal 2008 following CAE's acquisition of three companies: Engenuity Technologies, MultiGen-Paradigm and TERREX.  By integrating the products created by these companies, Presagis is extending its knowledge base and is bringing innovative and integrated solutions to customers.  The OpenFlight, VAPS, and TerraPage standards, as well as the HLA communications standard, are long standing legacies of these companies and will continue to be the foundation for the Presagis product portfolio.  With core technology built on industry standards, Presagis is creating the world's first truly unified COTS simulation toolset, offering customers a range of solutions for efficiently developing tailored visualization, simulation, and embedded applications.  Presagis helps customers in the aerospace, defence and automotive industries to create, train, simulate, and visualize.

The military simulation equipment market is driven in part by the introduction of new aircraft platforms, upgrades and life extensions to existing aircraft and a shift to greater use of simulation in pilot training programs due to the high degree of realism and the significantly lower cost compared to live training. CAE expects to improve our lead-time, cost, quality and reputation for performance through continued operational improvements and R&D programs.

Military forces increasingly rely on sophisticated and interrelated weapons systems and equipment, computer systems, visual systems and other advanced technologies to operate in a broadening range of conditions and scenarios.  Achieving a high state of operational readiness is a constant goal and challenge for militaries. Simulators enable military organizations to achieve their training and mission rehearsal goals while minimizing the physical use of expensive systems and equipment. In addition, the use of simulators helps to avoid injuries to personnel and the loss of equipment due to training accidents. Simulators allow for the training of tasks and missions that cannot be practiced in the real world.

Flight simulators are used to train pilots to operate a variety of military aircraft including fighter jets, helicopters, tankers and transport/maritime patrol aircraft. Flight simulators permit the crews of military aircraft to coordinate and improve their combat skills in a safe, cost-effective and realistic range of environments. The U.S. Air Force estimates that one hour in a simulator costs less than six minutes in an actual aircraft.   The simulators enable pilots to realistically practice both offensive and defensive tactics, such as firing aircraft weapons systems and avoiding attack from enemy surface and air threats. The immersive environment provided by simulators allows pilots to train for highly demanding maneuvers and life threatening scenarios, such as rotor failure, missile impact or the effects of exceptional turbulence.

Simulators for land systems provide similar advantages. Though land systems equipment is generally less complex than that found in aircraft, the systems often operate in conjunction with other equipment in environments involving many soldiers and various weapons systems.

3.5              Training & Services/Military (“TS/M”)

Our TS/M segment provides turnkey training services and training systems integration expertise to global military forces. We also provide a range of training support services such as contractor logistics support, maintenance services and simulator training at over 60 sites around the world. TS/M additionally provides a variety of modelling and simulation-based professional and defence services.

CAE provides maintenance support for most of the Canadian Forces flight simulators and most of the flight simulators operated by the German Army, Air Force and Navy. CAE also provides turnkey military training services through our Medium Support Helicopter Aircrew Training Facility (“MSHATF”) in the U.K., our C-130 training facility in Tampa, Florida, and the Rotorsim training centre in Italy and will also be able to do so in its upcoming HATSOFF training centre in Bangalore India.  Rotorsim is owned equally by CAE and AgustaWestland while HATSOFF is also equally owned by CAE and HAL.  In the U.S., CAE provides a range of services across a wide number of bases, such as the U.S. Air Force’s C-130 schoolhouse at Little Rock Air Force Base.  In Australia, CAE provides a range of training support services, including providing live (airborne) training to Royal Australian Air Force (“RAAF”) aircrews flying C-130J and C-130H tactical transports.  CAE personnel also provide simulator and classroom instruction as well as maintenance and support services at RAAF Base Richmond, home of the RAAF’s Airlift Group.  CAE also provides a range of support services to facilities in the U.K., the Netherlands and Italy, as well as mission software support for Canada’s CF-18 fighter aircraft.

In FY2010, CAE expanded its C-130 training centre located in Tampa, Florida with the addition of a new C-130H full-mission simulator.  The new simulator features Esterline CMC Electronics’ C-130 glass cockpit avionics systems, which CMC offers to global C-130 operators considering avionics modernization programs for existing C-130 Hercules aircraft.

In FY2010, the Government of Canada contracted CAE as the Operational Training Systems Provider (“OTSP”) in support of Canada’s CH-147 helicopter. The total value of the equipment and services elements of the CH-147 training program is approximately $250 million over the next 20 years.  This followed the $330 million contract award in fiscal 2009 for CAE to deliver comprehensive CC-130J aircrew training under the OTSP program.

In FY2010, CAE signed contracts to upgrade all three CH-47 Chinook simulators at our MSHATF to support training for the Royal Air Force and Royal Netherlands Air Force.

The TS/M group experiences steady business revenue from our long-term training service contracts. These include contracts such as the MSHATF at Royal Air Force Base Benson in the U.K. and maintenance and service contracts to support almost all of the German Armed Forces flight simulators.  The training service delivery at the MSHATF is indicative of the trend for militaries to use synthetic training for more distributed, mission preparation-type training.  For example, the RAF regularly conducts “Thursday War” exercises that involve the networking of various simulators and computer generated forces in mission scenarios.  Other ongoing services contracts that provide steady revenue streams for CAE include the maintenance and support services under subcontract to Lockheed Martin for C-130 and C-130J training systems for the U.S. Air Force.

Given finite defence budgets and resources, governments and defence forces are increasingly scrutinizing their expenditures. In the area of training, outsourced or privatized training service delivery has demonstrated benefits such as cost-effectiveness and accelerated training delivery.  CAE continues to see a growing willingness from defence forces to use synthetic training to meet more and more of their training requirements, as well as increasing demand to use simulation for mission rehearsal.  While synthetic training will never completely replace live combat training, TS/M sees more militaries increasing the number of synthetic training hours as a complement to live training.

Governments show an ever-increasing interest in the efficiencies and service enhancement potential of outsourcing aspects of their military training and support services to the private sector. The openness of national markets to international entrants is always an issue, particularly in the sensitive field of national security. However, many countries have outsourced military training and support services and have permitted foreign-controlled entities to deliver such services. The multinational approach adopted by some governments to equipment development and procurement has facilitated this evolution in the market for military services.

The industry has responded to this trend by adapting to a greater degree of cooperation in product and service development and provisioning. However, competition remains very vibrant, subject to national security constraints in certain markets.

Traditionally, modelling and simulation has been used to support training. This specific application is well understood and employed by militaries and civilian agencies around the world.  CAE also sees significant growth in taking the simulation out of the simulator and applying simulation across the program lifecycle, including support for analysis and operations.  To address these market opportunities, CAE has established a Professional Services business unit.  The same modelling and simulation approaches and technologies can be used to support analysis, training, and operations.  For example, synthetic environments can be developed to support research and development programs and be re-used and refined throughout the program lifecycle, supporting system design and testing, creating the training environments to prepare personnel to use those new systems, and providing the decision support tools necessary to support mission planning in operations.

CAE has experienced numerous successes in the military market through the TS/M and SP/M segments in recent years, including:

•         Government of Canada awarding CAE a contract valued at approximately C$250 million for a comprehensive CH-147F Chinook helicopter aircrew training solution under the OTSP and in support of Canada’s new fleet of CH-147F Chinook helicopters.

•         Alenia Aermacchi (“AAEM”) awarding CAE a contract to design and manufacture an M-346 full-mission simulator and an M-346 part-task trainer as part of the M-346 ground-based training system for the Italian Air Force. The M-346 Master advanced lead-in fighter trainer aircraft is expected to be a primary competitor in numerous trainer aircraft competitions globally.

•         As part of the United Kingdom’s Military Flying Training System (“MFTS”) program, Lockheed Martin awarded CAE a contract to provide ground-based tactical mission training solutions for the UK military.  CAE will provide tactical mission trainers to be used for training rear crews and observers in aircraft.  CAE is already designing and manufacturing two Hawk 128 full-mission simulators for the MFTS program.

•         CAE’s Professional Services organization is leading the Synthetic Environment Simulation Services standing offer prime contract to support the Canadian Advanced Synthetic Environment (“CASE”) project for Canada’s Department of National Defence (“DND”).  Under this contract, CAE and several Canadian-based partner companies are supporting the implementation and operation of simulation-based synthetic environments at various DND establishments.  In addition, CAE is exploring next-generation simulation technologies to support synthetic environment experiments, mission rehearsals, training exercises and research and development.

•         Acquiring Kestrel Technologies Pte Ltd. in the third quarter of fiscal 2009 to give CAE a presence in Singapore. Kestrel provides consulting and professional services, and provides simulator maintenance and technical support services.

•         Signing an asset purchase agreement in fiscal 2009 to acquire Bell Aliant’s Defence, Security and Aerospace business unit which operated under the xwave brand; the transaction was completed on May 1, 2009.

•         CAE’s leadership position on the NH90 helicopter program, which is the largest helicopter program ever launched in Europe. In addition to being a 25% owner in the Helicopter Flight Training Services consortium that is delivering NH90 training to Germany and several other countries, CAE is also under contract to provide NH90 training systems and services to Australia, the Netherlands and France.  The design, development, and manufacture of NH90 training equipment is done by Helicopter Training Media International, a joint venture owned equally by CAE and Thales.

3.6              SP/M and TS/M Trends and Developments

As a result of successful deliveries on prior programs, we are well positioned on a range of military platforms involving transport aircraft, aerial refueling tankers, helicopters, lead-in fighter trainers, and maritime patrol aircraft. These aircraft segments specifically include the C-130J Hercules transport aircraft, P-8A Poseidon and P-3C Orion maritime patrol aircraft, A330 Multi-Role Tanker Transport, NH90 helicopter, M-346 and Hawk lead-in fighter trainers, S-70 and H-60 helicopter variants, CH-47 Chinook heavy-lift helicopter, UAS and other aircraft that form part of the backbone of defence forces globally. Our positive outlook is supported by the expectation that these aircraft types will continue to be in demand globally. These platforms involve newer aircraft types with long program lives ahead of them and we believe this will drive opportunities for us over the next decade. Our focus in these specific market segments is an important distinction for us as a defence contractor as we believe they are vital to the maintenance of a defence force’s operational capability and readiness. We believe that we have minimal exposure to platform types that may be viewed as more discretionary by the defence establishment and therefore more susceptible to defence spending constraints.

We anticipate ongoing rationalization of defence budgets globally and for overall spending to remain stable in some markets or modestly decrease in others such as the U.S., which is the world’s largest defence market. We believe, however, that defence spending in the areas involving our products and services will be stable or increase modestly as a result of:

•         Explicit desire of governments and defence forces to increase the use of modelling and simulation;

•         Growing demand for our specialized modelling and simulation-based products and services;

•         High cost of operating live assets for training which leads to more use of simulation;

•         Current nature of warfare which requires joint forces training and mission rehearsal.

We expect that approximately 10,000 new military manned aircraft will be deployed into global military fleets over the next five years and this will generate demand for approximately 300 FMSs. While we do not today address all platforms and all markets, we are able to serve a good portion of this expected demand.

Explicit desire of governments and defence forces to increase the use of modelling and simulation

Also helping to drive our military business is the explicit desire of governments and defence forces to increase the use of modelling and simulation for analysis, training, and operational decision-making.  For example, the Australian government issued a Defence White Paper in 2009 specifically calling for increased use of modelling and simulation to relieve bottlenecks in training. This echoes the sentiments expressed by other militaries globally, especially those expressed by the U.S. defence community. Simulation offers a number of advantages that address an ever-increasing global threat level and new economic constraints that are pressuring top-line defence spending. The cost savings from the use of modelling and simulation are considerable. The U.S. Air Force estimates that live training is approximately 10 times more costly than simulation-based training. The cost of fuel, detrimental environmental impacts, and significant wear and tear on weapon systems all point to the greater use of simulation and synthetic training. This type of training is critical for ensuring the readiness of global defence forces as they face new and challenging threats.

Growing demand for our specialized modelling and simulation-based products and services

New aircraft platforms

One of our strategic priorities is to partner with manufacturers in the military market to strengthen relationships and position ourselves for future opportunities. Original equipment manufacturers are introducing new platforms that will drive worldwide demand for simulators and training. For example, Boeing is developing a new maritime patrol aircraft called the P-8A Poseidon, NH Industries is delivering the NH90 helicopter, EADS is aggressively marketing the A330 MRTT and C-295 transport aircraft worldwide, Lockheed Martin is doubling production of the C-130 aircraft, Alenia Aermacchi is successfully marketing the M-346 advanced lead-in fighter trainer and Sikorsky is offering new models of its H-60 helicopter to armies and navies worldwide, all of which fuel the demand for new simulators and training, and for all of which we have products at different development and production stages.

Trend towards outsourcing of training and maintenance services

With finite defence budgets and resources, defence forces and governments continue to scrutinize expenditures to find ways to save money and allow active-duty personnel to focus on operational requirements. There has been a growing trend among defence forces to outsource a variety of training services and we expect this trend to continue. Governments are outsourcing training services because they can be delivered more quickly and more cost effectively. For example, we have won or participated in contracts of this nature in Canada, Germany, Australia, the U.K. and the U.S.

Extension and upgrade of existing weapon system platforms

Original equipment manufacturers are extending the life of existing weapon system platforms by introducing upgrades or adding new features, which increases the demand for upgrading simulators to meet the new standards. For example, several OEMs are offering global militaries operating C-130 aircraft a suite of avionics upgrades, which in turn leads to a requirement for major upgrades to existing C-130 training systems or potential new C-130 training systems. We have recently expanded our C-130 Tampa Training Center with a new C-130H FMS featuring an upgraded glass cockpit avionics suite.

High cost of operating live assets for training which leads to more use of simulation

More defence forces and governments are adopting simulation in training programs because it improves realism, significantly lowers costs, reduces operational demands on aircraft that are being depreciated faster than originally planned, and lowers risk compared to operating actual weapon system platforms. Using a simulator for training also reduces actual aircraft flying hours and allows training for situations where an actual aircraft and/or its crew and passengers would be at risk.

Current nature of warfare which requires joint forces training and mission rehearsal

Demand for networking

Allies are cooperating and creating joint and coalition forces, which is driving the demand for joint and networked training and operations. Training devices can be networked to train different crews and allow for networked training across a range of platforms.

Growing acceptance of synthetic training for mission rehearsal

There is a growing trend among defence forces to use synthetic training to meet more of their training requirements. Synthetic environment software allows defence clients to plan sophisticated missions and carry out full-mission rehearsals as a complement to traditional live training or mission preparation. Synthetic training offers militaries a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. For example, over the past years we have delivered MH-47G and MH-60L combat mission simulators to the U.S. Army’s 160th Special Operations Aviation Regiment that feature the CAE-developed CE/CDB.  The CE/CDB promises to significantly enhance rapid simulation-based mission rehearsal capabilities.

3.7              Military Contracts

The majority of CAE’s contract revenue in our SP/M and TS/M segments result from contracts with militaries or government bodies performed under predominantly fixed-price contracts with only a small number of cost-plus contracts.

In most instances, under government regulations, certain costs, including certain financial costs, portions of R&D costs, representation expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. Governments also routinely regulate the methods under which costs are allocated to government contracts. CAE is subject to a variety of audits performed by government agencies. These include pre-award audits that are performed at the submission of a proposal to the government. The purpose of the pre-award audit is to determine the basis of the bid and provide the information required for the relevant government to effectively negotiate the contract. During the performance of a contract the government has the right to request and to examine any labor charges, any material purchase, and any overhead changes to any contract that is active. Upon a contract’s completion, the government may perform a post-award audit of all aspects of contract performance to ensure that CAE has performed in accordance with the terms of the contract.

Government contracts are generally, by their terms, subject to termination by the government either for convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts generally provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, typically:

•         The contractor may be paid an amount agreed upon for completed and partially completed products and services accepted by the government;

•         The government may not be liable for the contractor’s costs with respect to unacceptable items, and may be entitled to repayment of advance payments and progress payments, if any, related to the termination portion of the contract; and

•         The contractor may be liable for excess costs incurred by the government in procuring undelivered items from another source.

In addition to the right of the government to terminate, government contracts are often conditioned upon the continuing availability of appropriations. Consequently, at the outset of a major program, such contracts are usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made for future fiscal years. Failure to obtain such appropriations normally results in termination of the contract and compensation to the contractor at less than the full value of the contract.

3.8              Healthcare Market

Simulation-based training is becoming universally recognized as one of the effective ways to prepare healthcare professionals to care for patients and respond to critical situations while reducing the overall risk to patients. Through acquisitions and partnerships with experts in the healthcare field, we are leveraging our knowledge, experience and best practices in simulation-based aviation training to work with healthcare experts to deliver innovative education, technologies and service solutions to improve the safety and efficiency of the healthcare industry. Currently, our healthcare services range from providing simulation-based training solutions to managing simulation-based training centres.

During the year, CAE Healthcare further developed its capabilities in two areas: training centre solutions and medical solutions. We leveraged our broad expertise in managing aviation simulation centres to expand our offering for healthcare simulation centres, including training centre management services and training solutions, as well as the launch of the CAE OWLTM system. The CAE OWLTM system is used for optimizing the way training is conducted. In the area of medical solutions, we entered the imaging and surgical training fields; both of which are important focus areas for us and where CAE Healthcare can leverage CAE’s core simulation and modelling capabilities. The acquisitions of ICCU and VIMEDIX give us the ability to offer a complete solution for bedside ultrasound training by combining simulators with a comprehensive curriculum. The acquisition of three medical product lines from Immersion enables our entry into the training field for minimally invasive surgical procedures.

We estimate that the total global market for simulation-based healthcare training will be in excess of $1.5 billion by 2012. Although the market potential in this area is large, as our initiative is still in its infancy stage, the results are not yet material for CAE.

4.                  RISK FACTORS

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss the principal risks facing our business, particularly during the annual strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Management attempts to mitigate risks that may affect our future performance through a process of identifying, assessing, reporting and managing risks that are significant from a corporate perspective.

4.1              Risks relating to the industry

4.1.1        Competition

We sell our simulation equipment and training services in highly competitive markets and new entrants are emerging and others are positioning themselves to try to take greater market share. Some of our competitors are larger than we are, and have greater financial, technical, marketing, manufacturing and distribution resources. In addition, some competitors have well-established relationships with, or are important suppliers to, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. We also face competition from Boeing, which has pricing and other competitive advantages over CAE with respect to training, update and maintenance services related to Boeing civil aircraft simulators. During 2009, Boeing launched a new licencing model for new Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on new Boeing simulators.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past.

Reduced demand resulting from the recessionary economy and credit constraints for civil market products have lead to heightened competition for each available sale. This in turn may lead to a reduction in profit on sales won during such a period.

4.1.2        Level of defence spending

A significant portion of our revenue comes from sales to military customers around the world. In FY2010, for example, sales by the SP/M and TS/M segments accounted for 53% of our revenue. We are either the primary contractor or a subcontractor for various programs by Canadian, U.S., European, and other foreign governments. If funding for a government program is cut, we could lose future revenue, which could have a negative effect on our operations. If countries we have contracts with significantly lower their military spending, there could be a material negative effect on our sales and earnings.

4.1.3        Civil aviation industry

A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industry.

Most airlines faced financial difficulties in FY2010 due to the global credit crisis and ensuing economic recession which has resulted in air cargo and traffic declines.

Jet fuel prices in 2009 abated somewhat from their peak level in 2008. This helped mitigate the airlines’ losses last year. If fuel prices return to higher levels for a sustained period, there could be a greater impetus for airlines to replace older, less fuel-efficient aircraft. However, higher fuel costs could also limit the airlines’ available financial resources, and could potentially cause deliveries of new aircraft to be delayed or cancelled. Such a reaction would negatively affect the demand for our training equipment and services.

The constraints in the credit market in FY2010 led to the higher cost and diminished availability of credit. This in turn reduced the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products. We have seen signs of these constraints easing somewhat in the latter half of FY2010.

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of our customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.

4.1.4        Regulatory rules imposed by aviation authorities

We are required to comply with regulations imposed by aviation authorities. These regulations may change without notice, which could disrupt our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. Federal Aviation Administration, could mean we have to make unplanned modifications to our products and services, causing delays and resulting in cancelled sales. We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could have a materially negative effect on our results of operations or financial condition.

4.1.5        Sales or licences of certain CAE products require regulatory approvals

The sale or licence of many of our products is subject to regulatory controls. These can prevent us from selling to certain countries and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as military related simulators or other training equipment, including military data or parts. These regulations change often and we cannot be certain that we will be permitted to sell or license certain products to customers, which could cause a potential loss of revenue for us. Failing to comply with any of these regulations in countries where we operate could result in fines and other material sanctions.

4.1.6        Government-funded military programs

Like most companies that supply products and services to governments, we can be audited and reviewed from time to time. Any adjustments that result from government audits and reviews may have a negative effect on our results of operations. Some costs may not be reimbursed or allowed in negotiations of fixed-price contracts. As a result, we may also be subject to a higher risk of legal actions and liabilities than companies that cater only to the private sector, which could have a materially negative effect on our operations.

If we fail to comply with government regulations and export controls and national security requirements, we could be suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.

4.2              Risks relating to the Company

4.2.1        Product evolution

The civil aviation and military markets we operate in are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product enhancements that address evolving standards and technologies, we may lose current customers and be unable to bring on new customers. This could reduce our revenue. The evolution of the technology could also have an impact on the value of our fleet of FFSs.

4.2.2        Research and development activities

We carry out some of our R&D initiatives with the financial support of government, including the Government of Québec through IQ and the Government of Canada through SADI and TPC. We may not, in the future, be able to replace these existing programs with other government risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

4.2.3        Fixed-price and long-term supply contracts

We provide our products and services mainly through fixed-price contracts that require us to absorb cost overruns, even though it can be difficult to estimate all of the costs associated with these contracts or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that run up to 20 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations.

4.2.4        Procurement and OEMs encroachment

We are required to procure data, parts, equipment and many other inputs from a wide variety of OEMs and sub-contractors. We are not always able to find two or more sources for inputs we need, and in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business.

4.2.5        Warranty or other product-related claims

We manufacture simulators that are highly complex and sophisticated. These may contain defects that are difficult to detect and correct. If our products fail to operate correctly or have errors, there could be warranty claims or we could lose customers. Correcting these defects could require significant capital investment. If a defective product is integrated into our customer’s equipment, we could face product liability claims based on damages to the customer’s equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

4.2.6        Product integration and program management risk

Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

4.2.7        Protection of intellectual property

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

4.2.8        Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licenses on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

4.2.9        Key personnel

Our continued success will depend in part on our ability to retain and attract key personnel with the relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk.

4.2.10    Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

We have made provisions for claims we know about and remediation we expect will be required, but there is a risk that our provisions are not sufficient.

In addition, our discontinued operations are largely uninsured against such claims, so an unexpectedly large environmental claim against a discontinued operation could reduce our profitability in the future.

4.2.11    Liability claims arising from casualty losses

Because of the nature of our business, we may be subject to liability claims, including claims for serious personal injury or death, arising from:

•         Accidents or disasters involving training equipment we have sold or aircraft for which we have provided training equipment or services;

•         Our pilot provisioning;

•         Our live flight training operations.

We may also be subject to product liability claims relating to equipment and services that our discontinued operations sold in the past. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

4.2.12    Integration of businesses acquired

The success of our acquisitions depend on our ability to crystallize synergies both in terms of successfully marketing our broadened product offering as well as efficiently consolidating the operations of the business acquired into our existing operations.

4.2.13    Our ability to penetrate new markets

We are attempting to leverage our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the new markets of simulation-based training in healthcare, mining and energy.

As we enter these new markets, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating new markets is inherently more difficult than managing within our already established core markets. The risks associated with entering new markets are greater; however, we believe there is potential for CAE to develop material revenues in these new business areas over the long term.

4.2.14    Enterprise resource planning

We are investing time and money in an ERP system. If the system does not operate as expected or when expected, it may be difficult for us to claim compensation or correction from any third party. We may not be able to realize the expected value of the system and this may have a negative effect on our operations, profitability and reputation.

4.2.15    Length of sales cycle

The sales cycle for our products and services is long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for military applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a quarter that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

4.3              Risks relating to the market

4.3.1        Foreign exchange

Our operations are global with approximately 90% of our revenue generated in foreign currencies, mainly the U.S. dollar, the euro and the British pound. Our revenue is divided approximately one-third in each of the U.S., Europe and the rest of the world.

Our Canadian operations generate approximately 37% of our revenues with a large portion of our operating costs in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs and our competitive position compared to other equipment manufacturers in jurisdictions where operating costs are lower. We have various hedging programs to partially offset this exposure. However, our currency hedging activities do not entirely mitigate foreign exchange risk and provide only short-term offsetting benefits.

Business conducted through our foreign operations – mainly Military and Civil training and services – are substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, we face currency translation exposure with these operations since we consolidate results in Canadian dollars for financial reporting purposes.

4.3.2        Availability of capital

Our main credit facility, which was refinanced in April 2010, is up for renewal in fiscal 2014. We cannot determine at this time whether the credit facility will be renewed at the same cost, for the same three-year duration and on similar terms as were previously available this year. Events in the credit market over the past two years have lead to heightened pricing for credit, even for issuers such as CAE which have seen their credit rating improve during the same period.

4.3.3        Pension plans

Pension funding is based on actuarial estimates and is subject to limitations under applicable income tax and other regulations. Actuarial estimates prepared during the year were based on assumptions related to projected employee compensation levels at the time of retirement and the anticipated long-term rate of return on pension plan assets. The actuarial funding valuation reports determine the amount of cash contributions that we are required to contribute into the registered retirement plans. Our latest pension funding reports show the pension plans to be in a solvency deficit position. Therefore, we are required to make cash funding contributions. As the pension fund assets consist of a mix of bonds and equities, market conditions in 2008 reduced the market value of the pension fund assets and only part of this reduction was recovered by the improved market environment of 2009. If this reduced level of pension fund assets persists to the date of the next funding valuations, we will be required to increase our cash funding contributions, reducing the availability of such funds for other corporate purposes.

4.3.4        Doing business in foreign countries

We have operations in over 20 countries and sell our products and services to customers around the world. Sales to customers outside Canada and the U.S. made up approximately 60% of revenue in FY2010. We expect sales outside Canada and the U.S. to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally.

These are the main risks we are facing:

•         Change in laws and regulations;

•         Tariffs, embargoes, controls and other restrictions;

•         General changes in economic and geopolitical conditions;

•         Complexity and risks of using foreign representatives and consultants.

5.                  DIVIDENDS

CAE is paying a quarterly dividend of $0.03 per common share. However, any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors, after taking into account the financial results, capital requirements and other factors the Directors may deem relevant.  CAE’s contracts with TPC prohibit the payment of a dividend if such payment would prevent payment to TPC of a royalty owed under the contracts.

CAE’s Dividend Reinvestment Plan provides that Canadian resident shareholders can elect to receive Common Share dividends in lieu of cash dividends.  During fiscal 2008, 2009 and 2010, CAE issued 25,441, 99,407 and 43,331 common shares, respectively, as share dividends.

6.                  DESCRIPTION OF CAPITAL STRUCTURE

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

Each common share entitles the holder thereof to dividends if, as and when declared by our Directors, to one vote at all meetings of holders of common shares and to participate, pro rata, with the holders of common shares, in any distribution of our assets upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to common shares.

As at the close of business on March 31, 2010 and May 31, 2010 respectively, 256,516,994 and 256,528,593 common shares were issued and outstanding. There are no preferred shares issued and outstanding.

7.                  MARKET FOR SECURITIES

The outstanding common shares of CAE are listed and posted for trading on The Toronto Stock Exchange and on the New York Stock Exchange under the symbol CAE.

7.1              Trading Price and Volume

CAE Inc. TSX Share Price Information - FY2010
Month	Max.	Min.	Total Volume
April-09	$8.22	$7.30	13,380,547
May-09	$8.40	$6.88	10,895,698
June-09	$7.29	$6.64	22,296,886
July-09	$7.20	$6.61	12,292,390
August-09	$9.01	$7.10	14,955,601
September-09	$9.48	$8.65	10.938,721
October-09	$9.31	$8.34	6,940,376
November-09	$9.28	$8.34	8,735,732
December-09	$8.80	$8.37	8,720,142
January-10	$9.11	$8.51	16,732,610
February-10	$9.23	$8.51	9,707,281
March-10	$10.14	$8.87	12,749,858
NYSE Share Price Information - FY2010
Month	Max.	Min.	Total Volume
April-09	$6.73	$5.88	628,599
May-09	$7.16	$5.73	600,472
June-09	$6.78	$5.70	558,851
July-09	$6.67	$5.50	595,633
August-09	$8.38	$6.57	659,230
September-09	$8.80	$7.83	678,639
October-09	$9.21	$7.72	453,934
November-09	$8.79	$7.74	434,027
December-09	$8.90	$7.90	422,704
January-10	$8.88	$7.97	543,100
February-10	$8.82	$7.99	719,196
March-10	$9.95	$8.53	788,035

8.                  DIRECTORS AND OFFICERS

The Directors of CAE are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their successors are elected or appointed. The names and municipalities of residence of the Directors and Officers of CAE as of the date hereof, the positions and offices held by them in CAE, their respective principal occupations for the last five years, and the year in which they became a Director are set forth below. More information concerning CAE’s Directors may be found in the Proxy Information Circular dated June 15, 2010, in connection with our Annual Meeting of Shareholders on August 11, 2010.  In addition to fulfilling all statutory requirements, the Board of Directors oversees and reviews: (i) the strategic and operating plans and financial budgets and the performance against these objectives; (ii) the principal risks and the adequacy of the systems and procedures to manage these risks; (iii) the compensation and benefit policies; (iv) management development and succession planning; (v) business development initiatives; (vi) the communications policies and activities, including shareholder communications; (vii) the integrity of internal controls and management information systems; (viii) the monitoring of the corporate governance system; and (ix) the performance of the President and Chief Executive Officer.

The Committees of the Board of Directors are the Audit Committee, the Corporate Governance Committee, the Human Resources Committee and the Executive Committee.

8.1              Name and Occupation

Directors

Name and Municipality of Residence and Year First Became a Director	Principal Occupation
Brian E. Barents Andover, Kansas, USA (2005)

Brian E. Barents is a Director of Kaman Corporation, Aerion Corporation, Nordam Group and Hawker Beechcraft Corporation, as well as a board member of the Flight Safety Foundation. A former Air National Guard Brigadier General and still an active pilot, Mr. Barents was the President, CEO and co-founder of Galaxy Aerospace Company, LP from 1997-2001 and before that President and CEO of Learjet, Inc. from 1989-1996. Mr. Barents is a member of the Human Resources Committee.

John A. (Ian) Craig Ottawa, Ontario, Canada (2000)

John A. (Ian) Craig is President of Lanzsmirn Investments, an independent investment company, Vice Chairman of the Board of the University of Ottawa Heart Institute, as well as a Director of Arris Group Inc.  He previously held a number of positions in Canada and other countries, over 33 years with Nortel Networks, including Executive Vice President and Chief Marketing Officer, and has served on a broad variety of public and private company boards. Mr. Craig is a member of the Audit Committee.

H. Garfield Emerson, Q.C. Toronto, Ontario, Canada (1992)

H. Garfield Emerson is Principal, Emerson Advisory, an independent business and financial advisory firm, and a corporate Director. He is a Director of Canadian Tire Corporation Limited,  Sentry Select Capital Corp. and is Executive in Residence, Faculty of Public Affairs, Carleton University. Mr. Emerson is the past National Chair of Fasken Martineau DuMoulin LLP (2001-2006) and was previously President and Chief Executive Officer of NM Rothschild & Sons Canada Limited (1990-2001), investment bankers, non‑executive Chairman of the Board of Rogers Communications Inc. (1993-2006), Chairman of First Calgary Petroleums Ltd. (2008), and a senior partner of Davies, Ward & Beck. He has also served as a Director of Canada Deposit Insurance Corporation, University of Toronto Asset Management Corporation, NM Rothschild & Sons Limited, Marathon Realty Company Limited, Genstar Capital Corporation, and Sunnybrook Health Sciences Centre.  Mr. Emerson is a member of the Corporate Governance and Audit Committees.

Anthony S. Fell, O.C. Toronto, Ontario, Canada (2000)

Anthony S. Fell is a corporate Director and was formerly Chairman of RBC Capital Markets Inc., Chairman and Chief Executive Officer of RBC Dominion Securities and Deputy Chairman of Royal Bank of Canada.  Mr. Fell has in the past served as a Governor of the Toronto Stock Exchange and Chairman of the Canadian Investment Dealers Association. He has also played a key role in community affairs as a Governor of St. Andrew's College, Chairman of the Metropolitan Toronto United Way Capital Campaign, Governor of the Duke of Edinburgh's Award Program in Canada, Chairman of the Princess Margaret Hospital Capital Campaign, Chairman of the Board of Trustees of the University Health Network, Chairman of the Arthritis Society Ontario Division, and Vice Chairman of the McMaster University Capital Campaign. Mr. Fell is also a Director of BCE Inc., Bell Canada and Loblaw Companies Limited. Mr. Fell is the Chairman of the Corporate Governance Committee and a member of the Executive Committee.

Paul Gagné, CA Montréal, Québec, Canada (2005)

Paul Gagné is a Director of Twin Rivers Paper Company Inc, Inmet Mining Corporation, Fraser Papers Inc., and Textron Inc., a trustee of Wajax Income Fund and a Director of various private companies. Mr. Gagné is also the Chairman of Wajax Income Fund and chairs the Audit Committees of the boards of Inmet Mining Corporation and Fraser Papers Inc., and serves on the Audit Committee of Textron Inc., having served 12 years as the Chairman of that Committee.  The CAE Board has determined that such simultaneous service does not impair the ability of Mr. Gagné to effectively serve on CAE’s Audit Committee. Mr. Gagné worked with Avenor Inc. from 1976 to 1997, last serving as its Chief Executive Officer. In 1998, he joined Kruger Inc., where he served as a Consultant in Corporate Strategic Planning from 1998 to 2002.  He served as a Director of UK Tissues Group of Kruger.  Mr. Gagné is a Canadian Chartered Accountant.  Mr. Gagné is a member of the Audit Committee.

James F. Hankinson, CA Toronto, Ontario, Canada (1995)

James F. Hankinson is a Director of Maple Leaf Foods Inc. and Shoppers Drug Mart Corporation. He was the President and Chief Executive Officer of Ontario Power Generation Inc. from May 2005 until his retirement in June 2009. He served as President and Chief Executive Officer of New Brunswick Power Corporation from 1996 to 2002. In 1973, he joined Canadian Pacific Limited and served as President and Chief Operating Officer from 1990 to 1995. Mr. Hankinson is Chairman of the Audit Committee and a member of the Corporate Governance Committee.

E. Randolph (Randy) Jayne II Webster Groves, Missouri, USA (2001)

E. Randolph (Randy) Jayne is the Managing Partner of Heidrick & Struggles International, Inc.'s Global Aerospace, Defense, and Aviation Practice.  Mr. Jayne was formerly President of NASDAQ-listed Insituform Technologies Inc., and the President of McDonnell Douglas Missile Systems Company (a builder of fighter aircraft, cruise missiles and spacecraft). He is chairman of the U.S.’s Institute for Defense Analysis Governance Committee, and has written extensively on board governance matters.  Mr. Jayne is a member of the Human Resources Committee.

Robert Lacroix, Ph.D., CM, OQ, FRSC Montréal, Québec, Canada (2005)

Robert Lacroix holds a Ph.D in Economics, has been a Professor in the Department of Economics at the Université de Montréal since 1970, and Professor emeritus since 2006.  He has served as Chairman of that Department and Director of the Centre for Research and Development in Economics (CRDE) and was Rector (President) of the Université de Montréal from 1998-2005. Dr. Lacroix is also member of the Board of the Trudeau Foundation and a member of the National Statistics Council of Canada.  He is also a Director of Pomerleau Inc. and Le Groupe Jean Coutu, Inc. Dr. Lacroix is a member of the Corporate Governance Committee.

John Manley Ottawa, Ontario, Canada (2008)

John Manley is President and Chief Executive Officer of the Canadian Council of Chief Executives. From 2004-2009 he was Counsel, McCarthy Tétrault LLP. Throughout more than 15 years of public service, Mr. Manley held several senior portfolios in the Canadian federal government. He was appointed to Cabinet in November 1993. Mr. Manley was appointed as Deputy Prime Minister of Canada in January 2002 and also served as Finance Minister from June 2002 to December 2003. Mr. Manley is a Director of Canadian Pacific Railway Limited, Canadian Imperial Bank of Commerce, Optosecurity Inc., CARE Canada, the National Arts Centre Foundation and MaRS Discovery District. He is also a member of the Board of Directors of the Institute for Research on Public Policy of the Conference Board of Canada, and of the Board of Governors of the University of Waterloo. In 2007, Mr. Manley was appointed Chair of the Independent Panel on Canada’s Future Role in Afghanistan. Mr. Manley is a member of the Human Resources Committee.

Marc Parent Lorraine, Québec, Canada (2008)

Marc Parent has been the CEO of CAE Inc. since October 2009. He joined the Corporation in February 2005 as Group President, Simulation Products, was appointed Group President, Simulation Products and Military Training & Services in May 2006, and then Executive Vice President and Chief Operating Officer in November 2008.  Mr. Parent has over 25 years of experience in the aerospace industry. Before joining CAE, Mr. Parent held various positions with Canadair and within Bombardier Aerospace in Canada and the U.S. Mr. Parent is Chairman of the Board of Directors of the Aerospace Industries Association of Canada (AIAC) and also a member of the Board of Directors of the Canadian Association of Defence and Security Industries (CADSI).

General Peter J. Schoomaker, USA (Ret.) Tampa, Florida, USA (2009)

General Schoomaker is a consultant on defense matters. He is a former four-star U.S. Army general who was recalled from retirement to active duty as the 35th Chief of Staff, Army and a member of the U.S. Joint Chiefs of Staff from 2003 until 2007. Prior to his first retirement, he served as the Commander‑in‑Chief, U.S. Special Operations Command from 1997 to 2000. He was the owner/president of Quiet Pros, Inc. (defense consulting) from 2000 to 2003. General Schoomaker spent over 35 years in a variety of command and staff assignments with both conventional and special operations forces. General Schoomaker is a Director of DynCorp International Inc., as well as several private and non-profit companies, the Special Operations Warrior Foundation, and was a Director of CAE USA Inc. (from November, 2007 to February, 2009). General Schoomaker is a member of the Corporate Governance Committee.

Katharine B. Stevenson Toronto, Ontario, Canada (2007)

Katharine B. Stevenson is a corporate Director. She was formerly a senior finance executive at Nortel Networks, including holding the position of Corporate Treasurer from 1999 until 2007.  Prior to Nortel Networks, she was a Vice President of JP Morgan Chase & Co.  Ms. Stevenson is a Director of Open Text Corporation and serves on its Audit Committee, and is a Governor of the University of Guelph.  In  addition, she served as the Chairperson of OSI Pharmaceuticals, Inc. Audit Committee until the recent sale of the company, and was the Chairperson of the Board of Governors of The Bishop Strachan School, where she continues to serve as a Governor. She is certified with the professional designation ICD.D granted by the Institute of Corporate Directors (ICD).  Ms. Stevenson is a member of the Audit Committee.

Lawrence N. Stevenson Toronto, Ontario, Canada (1998)

Lawrence N. Stevenson is Managing Director of Callisto Capital, a Toronto-based Private Equity firm which he joined in 2006. He is a Director of SNC-Lavalin Group Inc. and chairs its Human Resource Committee.  He was the CEO of Pep Boys, an automotive retail and service company based in Philadelphia from 2003 until 2006. Prior to that he was the founder and CEO of Chapters, Canada’s largest book retailer. He started his business career with Bain & Company in London and left as the Managing Director of Bain & Company Canada.  Mr. Stevenson has served on numerous public company Boards including Oshawa Food Group, Sobeys, Forzani, Chapters, and Pep Boys. Mr. Stevenson is Chairman of the Human Resources Committee.

Lynton R. Wilson, O.C. Oakville, Ontario, Canada (1997)

Lynton R. Wilson is Chairman of the Board of CAE, Chairman of the Daimler Canadian Advisory Council, and a Director (Supervisory Board) of Daimler AG. He has served as Deputy Minister of Industry and Tourism for the Government of Ontario (1978-1981), President, CEO and Chairman of Redpath Industries Ltd. (1981-1989), Vice Chairman of the Bank of Nova Scotia (1989-1990), and President, CEO and Chairman of BCE Inc. (1990-2000).  Mr. Wilson was Chairman of the Board of Nortel Networks Corporation from 2001 to 2005. He also serves as Chancellor of McMaster University.

Officers

Name and Municipality of Residence and Office held with CAE	Principal Occupation[1]
Jeffrey G. Roberts Hudson, Québec, Canada	Group President, Civil Simulation Products, Training and Services of CAE, with CAE since 2002.

Martin Gagné Blainville, Québec, Canada	Group President, Military Simulation Products, Training and Services of CAE, with CAE since 1996.

Alain Raquepas, CA St. Lambert, Québec, Canada	Vice President, Finance and Chief Financial Officer, with CAE since 1992; formerly Vice President Finance, Military Simulation and Training (2001-2005).

Hartland J.A. Paterson Westmount, Québec, Canada	Vice President, Legal, General Counsel and Corporate Secretary, with CAE since 2001.
Antoine Auclair, CA St. Lambert, Québec, Canada

Vice President and Corporate Controller (2006 to present); formerly Vice President Finance and Controller at Bell Nordiq (2005-2006), Director Parts Logistics at Bombardier Aerospace (2004-2005) and Director Industrial Accounting at Bombardier Aerospace, Montreal Site (formerly Canadair) (2002-2004).

Jacques Ferraro, CPA Laval, Québec, Canada	Treasurer (2007 to present); formerly Director Treasury and Assistant Treasurer (2003-2007) at CAE.

1   Where the date 2005 appears, it signifies the beginning of the last five years and not necessarily the date upon which the individual commenced the relevant position or occupation.

The Directors and senior officers of CAE as a group as at the date hereof beneficially own, directly or indirectly, or exercise control or direction over 2,534,626 common shares which represent 1.01% of CAE's outstanding common shares.

8.2              Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the Directors of CAE is, or within ten years prior hereto has been, subject to a cease trade or similar order except as set out below.

From May 31, 2004 until on or about June 21, 2005, certain Directors, senior officers and certain current and former employees of Nortel Networks Corporation (“Nortel”) and Nortel Networks Limited (“NNL”), including Messrs. Manley and Wilson and Ms. Stevenson, were prohibited from trading in securities of Nortel and NNL pursuant to management cease trade orders issued by the Ontario Securities Commission (“OSC”), the Autorité des marchés financiers (“AMF”) and certain other provincial securities regulators (collectively the “Regulators”) in connection with the delay in the filing of certain of their financial statements.  The Regulators issued a further management cease trade order on April 10, 2006 in connection with the delay in filing certain 2005 financial statements prohibiting certain Directors, senior officers and certain current and former employees, including Messrs. Manley and Wilson and Ms. Stevenson, from trading in securities of Nortel and NNL.  Following the filing of the required financial statements, the OSC and AMF lifted such cease trade orders effective June 8, 2006 and June 9, 2006, respectively, following which the other Regulators lifted their cease trade orders.

Mr. Manley was a Director of Nortel and NNL when Nortel and NNL were granted creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) on January 14, 2009, and under other similar bankruptcy legislation in the U.S. and other jurisdictions.

Mr. Gagné in November, 2006 resigned as Director of Gemofor Inc., a manufacturer of sawmill equipment. Within a year of his resignation, Gemofor Inc. filed for bankruptcy. Also, Mr. Gagné was a Director of Fraser Papers Inc. when Fraser Papers Inc. and its subsidiaries initiated a court‑supervised restructuring under the CCAA on June 18, 2009 and under other similar bankruptcy legislation in the U.S. Fraser has received approval for its restructuring proposal that includes the sale of the specialty paper assets to a new company, with the remaining assets to be sold over time.  The proceeds of the sales will be distributed to creditors.  Fraser’s common shares were suspended on the TSX on June 23, 2009 and delisted on July 22, 2009.

Mr. Craig was a Director of Williams Communications Inc. in Tulsa Oklahoma when it filed for bankruptcy in February 2001. He was also a Director of Bell Canada International Inc. when it filed for court-supervised liquidation under the CCAA in 2003.  Mr. Craig remained as one of two independent Directors to oversee the company from 2003 to 2007 when it was finally liquidated.

Mr. Fell, a Director of BCE Inc., was appointed a Director of Teleglobe Inc., then a wholly-owned subsidiary of BCE Inc., on January 23, 2002 and resigned three months later on April 23, 2002.  Teleglobe filed for court protection under insolvency status on May 15, 2002.

9.                  TRANSFER AGENTS AND REGISTRARS

CAE only has common shares issued.  CAE’s transfer agent is Computershare Trust Company of Canada located at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

10.              AUDIT COMMITTEE

10.1          Mandate

The mandate of CAE’s Audit Committee is as set out in Schedule B hereto.

10.2          Membership

The members of CAE’s Board of Directors’ Audit Committee are:

            Mr. James F. Hankinson (chair)

Mr. John A. (Ian) Craig

Mr. H. Garfield Emerson

Mr. Paul Gagné

Mrs. Katharine B. Stevenson

Each of these members is independent and financially literate.

Mr. Hankinson is a chartered accountant and has an MBA from McMaster University. In addition to his current activities set out in the Directors’ table above, he served as President and Chief Executive Officer of New Brunswick Power Corporation from 1996 to 2002. In 1973, he joined Canadian Pacific Limited, and served as Chief Operating Officer from 1990 to 1995. Mr. Hankinson is also a member of the Audit Committee of the Board of Directors of Maple Leaf Foods Inc.

Mr. Craig has extensive board experience. He is also member of the Audit Committee of ARRIS Group Inc.

Mr. Emerson has extensive board experience, including past service as chairman or member of several public company Audit Committees.

Mr. Gagné is a chartered accountant. In addition to his current activities set out in the Directors’ table above, he also chairs the Audit Committees of the Boards of Directors of Inmet Mining Corporation and Fraser Papers Inc., and serves on the Audit Committee of Textron Inc., having served 12 years as the Chairman of that Committee. The CAE Board has determined that such simultaneous service does not impair the ability of Mr. Gagné to effectively serve on CAE’s Audit Committee.

Ms. Stevenson has extensive financial and accounting experience, including from her services as Treasurer of Nortel Networks Corporation, as Vice President, Corporate Finance with J.P. Morgan Chase & Co., a global financial services firm based primarily in New York, and as former chair of the Audit Committee of OSI Pharmaceuticals, Inc. She also serves on the Audit Committee of Open Text Corporation.

11.              Approval of Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of CAE’s independent auditor.  The Audit Committee must pre-approve any audit and non-audit services performed by PricewaterhouseCoopers LLP (“PwC”), CAE’s auditor, or such services must be entered into pursuant to the policies and procedures established by the Committee. Pursuant to such policies the Audit Committee annually authorizes CAE and our affiliates to engage the auditor for specified permitted tax, financial advisory and other audit-related services up to specified fee levels. The Audit Committee has considered and concluded that the provision of these services by PwC is compatible with maintaining PwC’s independence. The Audit Committee’s policy also identifies prohibited services that PwC is not to provide to CAE.

The following chart shows all fees paid to PwC by CAE and our subsidiaries in the most recent and prior fiscal years for the various categories of services (generic description only).

FEE TYPE	2010	2009
	($ MILLIONS)
1. Audit services	2.6	3.0
2. Audit-related services	0.4	0.4
3. Tax services	0.5	0.7
Total	3.5	4.1

1.      Audit fees are comprised of fees billed for professional services for the audit of CAE’s annual financial statements and services that are normally provided by PwC in connection with statutory and regulatory filings, including the audit of the internal controls over financial reporting as required by the Sarbanes-Oxley legislation.

2.      Audit-related fees are comprised of fees relating to work performed in connection with CAE’s acquisitions, translation and other miscellaneous accounting-related services.

3.      Tax fees are related to tax compliance support.

12.              ADDITIONAL INFORMATION

Additional information, including Directors' and Officers' remuneration and indebtedness, principal holders of CAE's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Proxy Information Circular dated June 15, 2010, in connection with CAE's Annual Meeting of Shareholders on August 11, 2010. Additional financial information, including comparative consolidated audited financial statements and MD&A, are provided in CAE’s Annual Report to the shareholders for the financial year ended March 31, 2010.  A copy of such documents may be obtained from the Vice President, Global Communications or the Secretary of CAE upon request, or are available online at www.sedar.com, as well as CAE’s website at www.cae.com.

In addition, CAE will provide to any person or company, upon request to the Vice President, Global Communications or the Secretary of CAE, the documents specified below:

(a)  When the securities of CAE are in the course of a distribution under a preliminary short form prospectus or a short form prospectus:

      (i)    one copy of CAE’s annual information form together with one copy of any document, or the pertinent pages of any document, incorporated by reference in such annual information form;

      (ii)   one copy of CAE’s comparative financial statements for our most recently completed financial year together with the accompanying report of the auditors and one copy of CAE’s most recent interim financial statements for any period after the end of our most recently completed financial year;

      (iii)  one copy of the information circular in respect of our most recent annual meeting of shareholders that involved the election of Directors; and

      (iv)  one copy of any other documents which are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

(b)  At any other time, one copy of any other document referred to in clauses (i), (ii) and (iii) of paragraph (a) above, provided that CAE may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of CAE.

13.              GLOSSARY

For the purposes of this Annual Information Form, the following terms have the meanings set out below:

“AAEM” means Alenia Aermacchi

“AIF” means the Annual Information Form

“Annual Report” means the Annual Report to Shareholders for the year ended March 31, 2010

“AVS” means CAE’s Augmented Avionics System

“C4ISR” means Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance

“Canadian GAAP” means the generally accepted accounting principles in Canada

“CASE” means CAE’s Canadian Advanced Synthetic Environment

“CBCA” means the Canada Business Corporations Act

“CCAA” means the Companies’ Creditors Arrangement Act

“CE/CDB” means CAE’s Common Environment/Common Data Base

“COMAC” means Commercial Aircraft Corporation of China, Ltd

“Company” or “CAE” means CAE Inc.

“Consolidated Financial Statements” means the Consolidated Financial Statements for the year ended March 31, 2010, and the notes thereto

“COTS” means commercial-off-the-shelf

“DND” refers to Canada’s Department of National Defence

“FFS” means full-flight simulators

“FMS” means full-mission simulators

“FSTD” means flight simulation training devices

“FTD” means flight training devices

“FTO” means a flight training organization

“FY2010” means fiscal 2010

“HATSOFF” refers to CAE’s joint venture called the Helicopter Academy to Train by Simulation of Flying

“HAL” refers to Hindustan Aeronautics Limited

“ICAO” means the International Civil Aviation Organization

“MD&A” means CAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

“MFTS” means the United Kingdom’s Military Flying Training System

“MPL” means the CAE Multi-crew Pilot License

“MSHATF” means CAE’s Medium Support Helicopter Aircrew Training Facility in the U.K.

“OEM” means the original equipment manufacturer

“OTSP” means Canada’s Operational Training Systems Provider program for flight and related training

“PwC” means PricewaterhouseCoopers LLP

“RAAF” means the Royal Australian Air Force

“RPK” means revenue passenger kilometers

“RSEU” means revenue simulator equivalent units

“Sabena” means Sabena Flight Academy

“SADI” means Canada’s Strategic Aerospace and Defence Initiative

“SP/C” means Simulation Products/Civil

“SP/M” means Simulation Products/Military

“TS/C” means Training & Services/Civil

“TS/M” means Training & Services/Military

“UAS” means unmanned aerial systems

SCHEDULE A - SUBSIDIARIES

Set forth below are the names of all the direct and indirect subsidiaries of CAE as at March 31, 2010.  All companies are wholly owned except as noted.

Name of Subsidiary	Jurisdiction of Incorporation
Canada
7320701 Canada Inc. ...............................................................................	Canada
7610438 Canada Inc. ................................................................................	Canada
BGT BioGraphic Technologies Inc..............................................................	Canada
CAE Flightscape Incorporated....................................................................	Ontario
CAE Healthcare Inc. .................................................................................	Canada
CAE International Holdings Limited ...........................................................	Canada
CAE Machinery Ltd. .................................................................................	British Columbia
CAE Professional Services (Canada) Inc....................................................	Canada
CAE Railway Ltd. .....................................................................................	Canada
CAE Services (Canada) Inc........................................................................	Canada
CAE Simulator Services Inc. ......................................................................	Québec
CAE Wood Products G.P. [1] ....................................................................	Québec
Flight Simulator-Capital L.P. [2].................................................................	Quebec
Flight Simulator Capital Management Inc. ...................................................	Quebec
ICCU Imaging Inc. ....................................................................................	Quebec
Presagis Canada Inc. .................................................................................	Canada

United States
CAE (US) Inc. ..........................................................................................	Delaware
CAE (US) LLC..........................................................................................	Delaware
CAE Civil Aviation Training Solutions Inc....................................................	Florida
CAE Healthcare USA Inc. .........................................................................	Delaware
CAE North East Training Inc......................................................................	Delaware
CAE SimuFlite Inc......................................................................................	Texas
CAE Training Services USA Inc. ...............................................................	Delaware
CAE USA Inc............................................................................................	Delaware
Embraer CAE Training Services, LLC. (49%).............................................	Delaware
Engenuity Holdings (USA) Inc. ..................................................................	Delaware
KVDB Flight Training Services, Inc. (49%).................................................	Arizona
Presagis USA Inc. .....................................................................................	California
Sabena Airline Training Center, Inc. ...........................................................	Arizona
Xtend Inc. .................................................................................................	Utah

Europe
Academia Aeronautica De Evora S.A.(90%)..............................................	Portugal
ARGE Rheinmetall Defence ElectronicsGmbh/CAE Elektronik GmbH (50%) [3] .................................................................................................	Germany
AV Engineering Korlátolt Felelősségű Társaság ..........................................	Hungary
B.V. Nationale Luchtvaartschool.................................................................	Netherlands
CAE Aircrew Training Services plc (78%)..................................................	United Kingdom
CAE Aviation Training B.V.........................................................................	Netherlands
CAE Beyss Grundstücksgesellschaft GmbH ...............................................	Germany
CAE Center Amsterdam B.V.....................................................................	Netherlands
CAE Center Brussels N.V..........................................................................	Belgium
CAE Center Maastricht B.V.......................................................................	Netherlands
CAE Elektronik GmbH ..............................................................................	Germany
CAE Euroco S.à.r.l. ..................................................................................	Luxembourg
CAE Holdings BV......................................................................................	Netherlands
CAE Holdings Limited................................................................................	United Kingdom
CAE International Capital Management Hungary LLC.................................	Hungary
CAE Investments S.àr.l...............................................................................	Luxembourg
CAE Management Luxembourg S.àr.l.........................................................	Luxembourg
CAE Services GmbH.................................................................................	Germany
CAE Services Italia, S.r.l............................................................................	Italy
CAE Servicios Globales de Instrucción de Vuelo (España) S.L. .................	Spain
CAE STS Limited......................................................................................	United Kingdom
CAE Training Aircraft B.V..........................................................................	Netherlands
CAE (UK) plc............................................................................................	United Kingdom
CAE Verwaltungsgesellschaft mbH.............................................................	Germany
CityLine Canadair Simulator und Training GmbH (15%).............................	Germany
CVS Leasing Limited (13.39%)..................................................................	United Kingdom
Embraer CAE Training Services (UK) Limited............................................	United Kingdom
Eurofighter Simulation Systems GmbH (12%) .............................................	Germany
Helicopter Training Media International GmbH (50%).................................	Germany
HFTS Helicopter Flight Training Services GmbH (25%)..............................	Germany
Invertron Simulators plc..............................................................................	United Kingdom
Landmark Operations Limited.....................................................................	United Kingdom
Landmark Training Limited.........................................................................	United Kingdom
Presagis Europe (S.A.) ..............................................................................	France
Rotorsim (Consortium) (50%) [4]………………………............................	Italy
Rotorsim s.r.l..............................................................................................	Italy
Sabena Flight Academy NV ......................................................................	Belgium
Sabena Flight Academy – Africa (48%) .....................................................	Cameroun
Sabena Flight Academy – Consulting (25%) ...............................................	Belgium
SAGO Grünstucks-Verwaltungsgesellschaft mbH (51%).............................	Germany
SAGO Grünstucks-Verwaltungsgesellschaft mbH & Co. KG (95%)...........	Germany
Servicios de Instrucción de Vuelo, S.L. (80%)............................................	Spain
Simubel N.V. (a CAE Aviation Training Company).....................................	Belgium
SIV Ops Training, S.L................................................................................	Spain
ZFB Zentrum für Flugsimulation Berlin GmbH (17%)...................................	Germany

Other
CAE Australia Pty Ltd................................................................................	Australia
CAE Aviation Training Chile Limitada [5].....................................................	Chile
CAE Aviation Training International Ltd......................................................	Mauritius
CAE China Support Services Company Limited .........................................	China
CAE Dubai LLC (49%).............................................................................	Dubai
CAE Flight & Simulator Services Sdn. Bhd. ...............................................	Malaysia
CAE Flight Training (India) Private Limited.................................................	India
CAE Flight Training Center Mexico, S.A. de C.V. .....................................	Mexico
CAE India Private Limited (76%)...............................................................	India
CAE Labuan Inc. ......................................................................................	Malaysia
CAE Professional Services Australia Pty Ltd. .............................................	Australia
CAE Simulation Technologies Private Limited.............................................	India
CAE Singapore (S.E.A.) Pte Ltd. ..............................................................	Singapore
CAE South America Flight Training do Brasil Ltda......................................	Brazil
Emirates-CAE Training (L.L.C.) (49%)......................................................	Dubai
Flight Training Device (Mauritius) Limited....................................................	Mauritius
HATSOFF Helicopter Training Private Limited (50%)................................	India
International Flight School (Mauritius) Ltd. .................................................	Mauritius
Kestrel Technologies Pte Ltd. ....................................................................	Singapore
National Flying Training Institute Private Limited (51%) ..............................	India
Simulator Servicios Mexico, S.A. de C.V. .................................................	Mexico
Zhuhai Free Trade Zone Xiang Yi Aviation Technology Company Limited...	China
Zhuhai Xiang Yi Aviation Technology Company Limited (49%)...................	China

[1] Partnership

[2] Partnership

[3] Partnership

[4]   Partnership

[5]   Partnership

DISCONTINUED OR INACTIVE

Name of Subsidiary	Jurisdiction of Incorporation
CAE MRAD Pty Ltd..............................................................................	Australia
CAE Screenplates SA.............................................................................	France
ISDAT Simulation SDN BHD (20%).....................................................	Malaysia

SCHEDULE B

  CAE Inc.

Membership and Responsibilities of

the Audit Committee of the Board of Directors

Role and Membership

The Audit Committee (the “Committee”) shall be a committee to the Board of Directors.

The Committee shall consist of not fewer than four (4) such directors, one of whom shall be the Chairman of the Committee. All members of the Committee shall be independent directors, as determined by the Board taking into consideration applicable laws, regulations and other requirements applicable to such determination. Each member shall annually certify to CAE as to his or her independence, in form compliant with the standards of independence set out by regulatory authorities, stock exchanges and other applicable laws, regulations and requirements.  Each member shall be able to read and understand financial statements (balance sheet, income statement, cash flow statement) that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by CAE's financial statements, or shall become able to do so within a reasonable period of time after joining the audit committee. One member shall have past employment in finance, accounting or any other comparable experience or background providing financial expertise. The Committee composition, including the qualifications of its members, shall comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as such requirements may be amended from time to time.

The Chairman of the Committee and its members shall be elected annually by the Board of Directors following recommendation of the Governance Committee and the Chairman of the Board. If the designated Chairman of the Committee is unable to attend a Committee meeting, the other Committee members present may elect a replacement Chairman for that meeting.

A majority of members of the Committee shall constitute a quorum.

Responsibilities

Work closely and cooperatively with such officers and employees of CAE, its auditors, and/or other appropriate advisors and with access to such information as the Committee considers to be necessary or advisable in order to perform its duties and responsibilities, as assigned by the Board of Directors, in the following areas:

Review of Audited Financial Statements

1.         Review the annual audited consolidated financial statements and make specific recommendations to the Board of Directors. As part of this process the Committee should:

•          Review the appropriateness of and any changes to the underlying accounting principles and practices.

•          Review the appropriateness of estimates, judgments of choice and level of conservatism of accounting alternatives.

•          Review financial risks, uncertainties, commitments and contingent liabilities and discuss             policies with respect to financial risk assessment and provide oversight of the existence and effectiveness of CAE’s group-wide risk management program.

•          Review the annual audited financial statements and actuarial valuation reports, if any, for the Supplementary Pension, Designated Executive Pension Plan, Employee Pension Plan, U.S. 401(K) Retirement Savings Plans and other material pension plans of the Company and its subsidiaries.

Engagement of External Auditors

2.         Recommend to the Board of Directors the appointment of the external auditor, which shall be accountable to the Board and the audit committee as representatives of the shareholders.

3.         Review and approval of engagement letter. As part of this review the committee reviews and recommends to the Board of Directors for their approval the auditors’ fees for the annual audit. The Committee is responsible for the oversight of the work of the Company’s auditor for the purpose of preparing or issuing an audit report or related work, and the auditor shall report directly to the Committee. The Committee shall pre-approve the engagement of the external auditors for the audit, any audit-related services, advice with respect to taxation matters and other permitted services and fees for such services, including approval processes for any such service that comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as amended from time to time.

4.         Receipt of a written statement not less than annually from the external auditor describing in detail all relationships between the auditor and CAE that may impact the objectivity and independence of the auditor. Review annually with the Board of Directors the independence of the external auditors and either confirm to the Board of Directors that the external auditors are independent in accordance with applicable listing requirements, laws, regulations and other rules, or recommend that the Board of Directors take appropriate action to satisfy itself of the external auditors’ independence. Review and approve CAE's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of CAE.

Review and Discussion with External Auditors

5.         Review with the external auditors and management the annual external audit plans which would include objectives, scope, timing, materiality level and fee estimate.

6.         Request and review an annual report prepared by the external auditors of any significant recommendations to improve internal control and corresponding management responses. Request and review an annual report prepared by the external auditors regarding the auditor’s internal quality-control procedures, material issues raised by the most recent internal quality-control review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more audits carried out by the auditors, and any steps taken to deal with any such issues. Meet separately, periodically, with external auditors.

7.         Make specific and direct inquiry of the external auditors relating to:

•    Performance of management involved in the preparation of financial statements.

•    Any restrictions on the scope of audit work.

•    The level of cooperation received in the performance of the audit.

•    The effectiveness of the work of internal audit.

•         Any unresolved material differences of opinion or disputes between management and the external auditors, and be directly responsible for overseeing the resolution of disagreements between management and the external auditors regarding financial reporting.

•    Any transactions or activities which may be illegal or unethical.

•    Independence of the external auditor including the nature and fees of non-audit services performed by external audit firm and its affiliates.

  Any other matter so desired.

Review and Discussion with Internal Auditors

8.         Review the annual internal audit plan including assessment of audit risk, planned activities, level and nature of reporting, audit organization and annual budget. Meet separately, periodically, with internal auditors.

9.         Make specific and direct inquiry of the internal auditors relating to:

•    Any significant recommendations to improve internal controls and corresponding management responses.

•    The level of independence of internal audit.

•    Any material disagreement with management.

  Any other matter so desired.

Review and Discussion with Management

10.       Review and assess the adequacy and quality of organization and staffing for accounting and financial responsibilities as well as discuss with management the annual audited financial statements and quarterly financial statements and the independent auditor, including CAE’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

11.       Review with management the annual performance of external and internal audit.

Review of other Public Documents

12.       Ensure the Committee reviews all material public documents relating to CAE’s financial performance, financial position or analyses thereon, including financial statements, MD&A, annual and interim earnings press releases and the AIF, prior to their release. Review and monitor practices and procedures adopted by the Company to assure compliance with applicable listing requirements, laws, regulations and other rules, and where appropriate, make recommendations or reports thereon to the Board of Directors. Discuss CAE’s financial information and earnings guidance, if any, provided to analysts and rating agencies.

13.       Review significant changes in the accounting principles to be observed in the preparation of the accounts of the Company and its subsidiaries, or in their application, and in financial disclosure presentation.

14.       Prepare such reports of the Committee as may be required by any applicable securities regulatory authority to be included in the Company’s information circular or any other disclosure document of the Company.

15.       The Committee shall review and approve the procedures set out in the Company’s Corporate Communications & Disclosure Policy and will annually verify that adequate procedures exist within the Company for the review of its disclosure of financial information derived from its financial statements.

Other Responsibilities

16.       The Board may refer from time to time such matters relating to the financial affairs of the Company as the Board may deem appropriate.

Meetings

17.       The Committee shall meet at such times as deemed necessary by the Board or the Committee and shall report regularly to the Board.

Engagement of Professional Services

18.       The Committee is authorized to engage independent counsel, and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for such services.

Handling of Complaints

19.       The Committee shall maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Annual Review

20.       The Committee shall review and assess the adequacy of its mandate annually, report to the Board of Directors thereon and recommend any proposed changes to the Board of Directors for approval. The Committee shall also perform an annual evaluation of the performance of the Committee and shall report to the Chairman of the Governance Committee of the CAE Board of Directors thereon.